EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

By and Among

INVESTORS BANK,

INVESTORS BANCORP, INC.,

INVESTORS BANCORP, MHC

And

ROMA BANK,

ROMA FINANCIAL CORPORATION,

ROMA FINANCIAL CORPORATION, MHC

Dated as of December 19, 2012

TABLE OF CONTENTS

ARTICLE I CERTAIN DEFINITIONS	2
Section 1.01 Definitions	2

ARTICLE II THE MERGERS AND RELATED MATTERS	10
Section 2.01 Effects of Mergers; Surviving Entities.	10
Section 2.02 Effect on Outstanding Shares of Investors Bancorp Common Stock.	12
Section 2.03 Closing; Effective Time.	12
Section 2.04 Conversion of Roma Financial Common Stock.	12
Section 2.05 Procedures for Exchange of Roma Financial Common Stock.	13
Section 2.06 Treatment of Roma Financial Options.	14
Section 2.07 Treatment of Roma Financial Restricted Stock.	15

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE ROMA PARTIES	15
Section 3.01 Standard	15
Section 3.02 Organization	16
Section 3.03 Capitalization	17
Section 3.04 Authority; No Violation	18
Section 3.05 Consents	19
Section 3.06 Financial Statements and Securities Documents	19
Section 3.07 Taxes	21
Section 3.08 No Material Adverse Effect.	21
Section 3.09 Material Contracts; Leases; Defaults.	21
Section 3.10 Ownership of Property; Insurance Coverage.	23
Section 3.11 Legal Proceedings.	24
Section 3.12 Compliance With Applicable Law.	24
Section 3.13 Employee Benefit Plans.	25
Section 3.14 Brokers, Finders and Financial Advisors.	28
Section 3.15 Environmental Matters.	28
Section 3.16 Loan Portfolio.	29
Section 3.17 Reserved.	30
Section 3.18 Related Party Transactions.	30
Section 3.19 Investment Management and Related Activities	30
Section 3.20 Registration Obligations.	30
Section 3.21 Risk Management Instruments.	30
Section 3.22 Fairness Opinion.	31
Section 3.23 Trust Accounts.	31
Section 3.24 Intellectual Property.	31
Section 3.25 Labor Matters.	31
Section 3.26 Roma Financial Information Supplied.	32

ARTICLE REPRESENTATIONS AND WARRANTIES OF THE INVESTORS PARTIES	32
Section 4.01 Standard.	32
Section 4.02 Organization.	33
Section 4.03 Capitalization.	33

Section 4.04 Authority; No Violation.	34
Section 4.05 Consents.	35
Section 4.06 Financial Statements and Securities Documents.	36
Section 4.07 Taxes.	37
Section 4.08 No Material Adverse Effect.	37
Section 4.09 Ownership of Property; Insurance Coverage.	38
Section 4.10 Legal Proceedings.	38
Section 4.11 Compliance With Applicable Law.	39
Section 4.12 Investors Bancorp Common Stock.	40
Section 4.13 Investors Bancorp Information Supplied.	40
Section 4.14 Employee Benefit Plans.	40
Section 4.15 Environmental Matters	41
Section 4.16 Brokers, Finders and Financial Advisors.	42
Section 4.17 Securities Documents.	42
Section 4.18 Fairness Opinion.	42
Section 4.19 Loan Portfolio.	42
Section 4.20 Registration Obligations.	43
Section 4.21 Material Contracts.	43

ARTICLE V COVENANTS OF THE ROMA PARTIES	43
Section 5.01 Conduct of Business.	43
Section 5.02 Current Information.	47
Section 5.03 Access to Properties and Records.	48
Section 5.04 Financial and Other Statements.	49
Section 5.05 Maintenance of Insurance; Tax Matters.	49
Section 5.06 Disclosure Supplements.	50
Section 5.07 Consents and Approvals of Third Parties.	50
Section 5.08 Reasonable Best Efforts.	50
Section 5.09 Failure to Fulfill Conditions.	50
Section 5.10 No Solicitation.	50
Section 5.11 Reserves and Merger-Related Costs.	53
Section 5.12 Board of Directors and Committee Meetings.	53
Section 5.13 Voting of Roma MHC Shares; RomAsia Merger Agreement Section 5.14 Section 16 Matters	53 53
Section 5.15 Certain Litigation.	53
Section 5.16 Compliance with OCC Agreement.	54
Section 5.17 Roma Bank Defined Benefit Pension Plan.	54

ARTICLE VI COVENANTS OF THE INVESTORS PARTIES	54
Section 6.01 Conduct of Business.	54
Section 6.02 Current Information.	55
Section 6.03 Financial and Other Statements.	55
Section 6.04 Disclosure Supplements.	55
Section 6.05 Consents and Approvals of Third Parties; Reasonable Best Efforts	55
Section 6.06 Failure to Fulfill Conditions.	56
Section 6.07 Employee Benefits.	56
Section 6.08 Directors and Officers Indemnification and Insurance.	58
Section 6.09 Stock Listing.	60

ii

Section 6.10 Boards of Directors; Advisory Board; Contribution to Charitable Foundation.	60
Section 6.11 Investors MHC Shares.	61
Section 6.12 Tax Free Reorganization.	61

ARTICLE VII REGULATORY AND OTHER MATTERS Section 7.01 Meetings of Shareholders.	61 61
Section 7.02 Proxy Statement-Prospectus; Merger Registration Statement.	62
Section 7.03 Roma MHC Membership Approval	62
Section 7.04. Regulatory Approvals.	63

ARTICLE VIII CLOSING CONDITIONS Section 8.01 Conditions to Each Party's Obligations under this Agreement.	64 64
Section 8.02 Conditions to the Obligations of the Investors Parties under this Agreement.	65
Section 8.03 RCOnditions to the Obligations of the ROma Parties under this Agreement.	65

ARTICLE IX THE CLOSING	66
Section 9.01 Time and Place.	66
Section 9.02 Deliveries at the Pre-Closing and the Closing.	67

ARTICLE X TERMINATION, AMENDMENT AND WAIVER	67
Section 10.01 Termination.	67
Section 10.02 Effect of Termination.	69
Section 10.03 Amendment, Extension and Waiver.	70

ARTICLE XI MISCELLANEOUS	71
Section 11.01 Confidentiality.	71
Section 11.02 Public Announcements.	71
Section 11.03 Survival.	71
Section 11.04 Notices.	71
Section 11.05 Parties in Interest.	72
Section 11.06 Complete Agreement.	72
Section 11.07 Counterparts.	73
Section 11.08 Severability.	73
Section 11.09 Governing Law.	73
Section 11.10 Interpretation.	73
Section 11.11 Specific Performance; Jurisdiction.	74

Exhibit A	Form of Merger Agreement For the MHC Merger
Exhibit B	Form of Merger Agreement For the Merger of Roma Bank into Investors Bank
Exhibit C	Form of Merger Agreement For the Merger of RomAsia Bank into Investors Bank
Exhibit D	Form of Voting Agreement For Roma Financial Directors and Executive Officers
Exhibit E	Form of Voting Agreement For Roma MHC
Exhibit F	Form of Voting Agreement For Investors MHC

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 19, 2012 is by and among (i) Investors Bank, a New Jersey savings bank (“Investors Bank”), Investors Bancorp, Inc., a Delaware corporation (“Investors Bancorp”), and Investors Bancorp, MHC, a New Jersey mutual holding company (“Investors MHC”), and (ii) Roma Bank, a Federal savings bank, Roma Financial Corporation, a Federal corporation (“Roma Financial”), and Roma Financial, MHC, a Federal mutual holding company (“Roma MHC”). Each of Investors Bank, Investors Bancorp, and Investors MHC are sometimes referred to herein as the “Investors Parties,” and each of Roma Bank, Roma Financial and Roma MHC are sometimes referred to herein as the “Roma Parties.”  Investors Bank, Investors Bancorp, Investors MHC, Roma Bank, Roma Financial and Roma MHC are collectively sometimes referred to as the “Parties.”  With respect to the Investors Parties, any reference in this Agreement to “one of the other Parties” shall mean one of the Roma Parties, and with respect to the Roma Parties, any reference in this Agreement to “one of the other Parties” shall mean one of the Investors Parties.

RECITALS

1.           Investors MHC owns a majority of the issued and outstanding capital stock of Investors Bancorp, which owns all of the issued and outstanding capital stock of Investors Bank. Each of Investors Bank, Investors Bancorp and Investors MHC has its principal offices located in Short Hills, New Jersey.

2.           Roma MHC owns a majority of the issued and outstanding capital stock of Roma Financial, which owns all of the issued and outstanding capital stock of Roma Bank and 90.9% of the issued and outstanding capital stock of RomAsia Bank.  Each of Roma Financial, Roma Bank and Roma MHC has its principal offices located in Robbinsville, New Jersey, and RomAsia Bank has its offices in Monmouth Junction, New Jersey.

3.           The Board of Directors of each of the Investors Parties and the Board of Directors of each of the Roma Parties deem it advisable and in the best interests of its respective shareholders (and in the case of Investors MHC, in the best interests of the depositors of Investors Bank, and in the case of Roma MHC, in the best interests of the Roma MHC Members), for Roma MHC to merge with and into Investors MHC with Investors MHC as the surviving entity, for Roma Financial to merge with and into Investors Bancorp, with Investors Bancorp as the surviving entity, and for Roma Bank to merge with and into Investors Bank with Investors Bank as the surviving entity, all pursuant to the terms, conditions and procedures set forth in this Agreement and/or the exhibits hereto.

4.           As a condition to the willingness of the Investors Parties to enter into this Agreement, each of the directors and executive officers of Roma Financial and Roma Bank, and Roma MHC itself, have entered into a Voting Agreement, substantially in the form of Exhibits D (directors and executive officers) and E (Roma MHC) hereto, dated as of the date hereof, with Investors Bancorp (the “Voting Agreements”), pursuant to which each director and executive officer of Roma Financial and Roma Bank, as well as Roma MHC itself, has agreed, among other things, to vote all shares of  Roma Financial Common Stock owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in the Voting Agreements.

5.           As a condition to the willingness of the Roma Parties to enter into this Agreement, Investors MHC has entered into a Voting Agreement, substantially in the form of Exhibit F hereto, dated as of the date hereof, with Roma Financial, pursuant to which Investors MHC has agreed, among other things, to vote all shares of Investors Bancorp Common Stock owned by it in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in the Voting Agreement.

6.           The Parties intend the Mergers to qualify as reorganizations within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “IRC”), and that this Agreement be and is hereby adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the IRC.

7           The Parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated by this Agreement.

8.           In consideration of the premises and of the mutual representations, warranties and covenants herein contained and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

Section 1.01  Definitions.

Except as otherwise provided herein, as used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Affiliate” means, with respect to any Person, any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

 “Agreement” means this agreement, and any amendment or supplement hereto, which constitutes a “plan of merger” between the Investors Parties and the Roma Parties.

“Applications” means the applications to be filed with the appropriate Regulatory Authorities requesting approval of or nonobjection to the transactions described in this Agreement.

“Acquisition Proposal” has the meaning given to such term in Section 5.10 of this Agreement.

“Acquisition Transaction” has the meaning given to such term in Section 5.10 of this Agreement.

“Banking Act” means the New Jersey Banking Act of 1948, as amended.

“Bank Merger Act” means the Bank Merger Act, within the FDIA and applicable regulations thereunder.

“Bank Merger Effective Date” means the date that the certificate evidencing shareholder approval of the Roma Bank Merger is filed with the Department or such other date as set forth in the certificates or as determined in accordance with applicable law.

“BHCA” means the Bank Holding Company Act of 1956, as amended.

“Burdensome Condition” has the meaning given to such term in Section 7.04 of this Agreement.

“Certificate” means the certificate or certificates evidencing shares of Roma Financial Common Stock.

“Claim” has the meaning given to such term in Section 6.08(a) of this Agreement.

“Closing” has the meaning given to such term in Section 2.03 of this Agreement.

“Closing Date” has the meaning given to such term in Section 2.03 of this Agreement.

“Commissioner” means the Commissioner of Banking and Insurance of the State of New Jersey, and includes the Department as appropriate.

“Confidentiality Agreement” has the meaning given to such term in Section 11.01 of this Agreement.

“Continuing Employees” has the meaning given to such term in Section 6.07(c) of this Agreement.

“Continuing Options” has the meaning given to such term in Section 2.6(a) of this Agreement.

“CRA” means the Community Reinvestment Act.

“COBRA” has the meaning given to such term in Section 3.13(b) of this Agreement.

“Department” means the New Jersey Department of Banking and Insurance.

“DGCL” means the Delaware General Corporation Law.

“Disclosure Schedule” means the schedules delivered, before the execution of this Agreement, by one party to the other party which sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more of the representations or warranties made by the party in Article III or IV hereof, as the case may be, or to one or more of the covenants of the party included in Article V or VI hereof, as the case may be. The inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty will not by itself be deemed an admission by a party that such item is material or that such item is reasonably likely to result in a Material Adverse Effect with respect to such party or was required to be disclosed therein.

“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act.

“Effective Time” has the meaning given to such term in Section 2.03 of this Agreement.

“Environmental Laws” means any applicable Federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Laws includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601, et seq. (“CERCLA”); the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. §2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. §300f, et seq.; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ESOP Termination Date” has the meaning given to such term in Section 6.07(e) of this Agreement

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.

“Exchange Agent” means the bank or trust company or other agent designated by Investors Bancorp, and reasonably acceptable to Roma Financial, which shall act as agent for Investors Bancorp in connection with the exchange procedures for converting Certificates into the Merger Consideration.

“Exchange Fund” has the meaning given to such term in Section 2.05 of this Agreement.

“Exchange Ratio” has the meaning given to such term in Section 2.04 of this Agreement.

“FDIA” means the Federal Deposit Insurance Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“FHLB” means the Federal Home Loan Bank of New York.

“Former Roma Financial Health Plan Participant” has the meaning given to such term in Section 6.07(f) of this Agreement.

“FRB” means the Board of Governors of the Federal Reserve System, and where appropriate, either the Federal Reserve Bank of New York or Federal Reserve Bank of Philadelphia, as applicable.

“GAAP” means accounting principles generally accepted in the United States of America as in effect at the relevant date and consistently applied.

“Governmental Entity” means any Federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“HIPAA” has the meaning given to such term in Section 3.13(b) of this Agreement.

“HOLA” means the Home Owners’ Loan Act, as amended.

“Indemnified Parties” has the meaning given to such term in Section 6.08(a) of this Agreement.

“Investors” means the Investors Parties and/or any direct or indirect Subsidiary of such entities.

“Investors Bancorp” means Investors Bancorp, Inc., a Delaware corporation having its principal place of business located at 101 JFK Parkway, Short Hills, New Jersey 07078.

“Investors Bancorp Common Stock” means the common stock of Investors Bancorp, Inc. described in Section 4.03(a).

“Investors Bancorp ESOP” means the Investors Bank Employee Stock Ownership Plan.

“Investors Bancorp Option” means an option to purchase Investors Bancorp Common Stock granted pursuant to the Investors Bancorp Stock Benefit Plan.

“Investors Bancorp Preferred Stock” has the meaning given to such term in Section 4.03(a) of this Agreement.

“Investors Bancorp Regulatory Agreement” has the meaning given to such term in Section 4.11(c) of this Agreement.

“Investors Bancorp Securities Documents” has the meaning given to such term in Section 4.06(a) of this Agreement.

“Investors Bancorp Shareholders Meeting” has the meaning given to such term in Section 7.01(b) of this Agreement.

“Investors Bancorp Stock Benefit Plan” means the Investors Bancorp, Inc. 2006 Equity Incentive Plan.

“Investors Bancorp Subsidiary” means any direct or indirect Subsidiary of Investors Bancorp, and includes Investors Bank.

“Investors Bank” means Investors Bank, a New Jersey chartered stock savings bank, having its principal place of business located at 101 JFK Parkway, Short Hills, New Jersey 07078.

“Investors Compensation and Benefit Plans” has the meaning given to such term in Section 4.14(a) of this Agreement.

“Investors ERISA Affiliate” has the meaning given to such term in Section 4.14(c) of this Agreement.

“Investors Financials” means (i) the audited consolidated balance sheets of Investors Bancorp and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the years ended December 31, 2011 and 2010, the six-month period ended December 31, 2009, and for the year ended June 30, 2009, including the notes thereto; and (ii) the unaudited interim consolidated financial statements of Investors Bancorp as of each calendar quarter following December 31, 2011 included in the Investors Bancorp Securities Documents.

“Investors MHC” means Investors Bancorp, MHC, a New Jersey chartered mutual holding company having its principal place of business located at 101 JFK Parkway, Short Hills, New Jersey.

“Investors MHC Shares” has the meaning given to such term in Section 4.03(a) of this Agreement.

“Investors Parties” means Investors Bank, Investors Bancorp and Investors MHC.

“IRC” has the meaning given to such term in the Recitals.

“IRS” means the Internal Revenue Service.

“Knowledge” as used with respect to a Party (including references to such Party being aware of a particular matter) means those facts that are actually known or would have been known following a reasonable investigation by the chief executive officer, president, chief financial officer, chief accounting officer, chief operating officer, chief credit officer or general counsel of such Party, and includes any facts, matters or circumstances set forth in any written notice from any Regulatory Authority or Governmental Entity or any other material written notice received by that Party.

“Material Adverse Effect” means, with respect to an Investors Party or a Roma Party, any fact, change, event, development, effect or circumstance that, individually or in the aggregate, (i) is material and adverse to the financial condition, results of operations, assets or business of Investors MHC, Investors Bancorp and the Investors Subsidiaries taken as a whole, or Roma MHC, Roma Financial and the Roma Subsidiaries taken as a whole, respectively, or (ii) does or would materially impair the ability of any of the Roma Parties, on the one hand, or the Investors Parties, on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in laws, rules and regulations affecting banks or thrift institutions or their holding companies generally, or interpretations thereof by courts or governmental agencies (and not specifically relating to or having a materially disproportionate effect on a Party), (b) changes in GAAP or regulatory accounting principles or interpretations thereof generally applicable to financial institutions and/or their holding companies, (c) actions and omissions of a party hereto (or any of its Subsidiaries) taken with the prior written consent of the other party, (d) the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of the Parties and their respective Subsidiaries, including the expenses incurred by the Parties hereto in consummating the transactions contemplated by this Agreement, (e) changes in national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, unless it uniquely affects either or both of the Parties or any of their Subsidiaries; and (f) changes in economic or market conditions or changes in prevailing interest rates, currency exchange rates or price levels or trading volumes n the U.S. or foreign securities markets (but not those changes having a materially disproportionate effect on a Party).

“Material Contracts” has the meaning given to such term in Section 3.09(c) of this Agreement.

“Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other hazardous or toxic materials regulated under Environmental Laws.

“Members Proxy Statement” means the proxy statement, if any, together with any supplements thereto, transmitted by Roma Bank and/or Roma MHC to the Roma MHC Members in connection with any membership vote that may be required by the FRB with respect to the transactions contemplated by this Agreement.

“Merger Consideration” has the meaning given to such term in Section 2.04(b) of this Agreement.

“Merger Registration Statement” means the registration statement, together with all amendments, filed by Investors Bancorp with the SEC under the Securities Act for the purpose of registering shares of Investors Bancorp Common Stock to be offered to holders of Roma Financial Common Stock in connection with the Merger, and shall include the Proxy Statement-Prospectus.

“Mergers” means collectively the MHC Merger, the Mid-Tier Merger and the Roma Bank Merger,, and any other mergers by interim corporate entities necessary to effectuate the transactions contemplated by this Agreement.

“MHC Merger” means the merger of Roma MHC with and into Investors MHC, with Investors MHC as the surviving entity.

“Mid-Tier Merger” means the merger of Roma Financial with and into Investors Bancorp with Investors Bancorp as the surviving entity, which shall follow the MHC Merger.

“Nasdaq” means the Nasdaq Global Select Market.

“Non-Qualified Agreements” has the meaning given to such term in Section 6.07(g) of this Agreement.

“Notice of Superior Proposal” has the meaning given to such term in Section 5.10(e) of this Agreement.

“OCC” means the Office of the Comptroller of the Currency.

“OCC Agreement” shall mean the formal written Agreement by and between Roma Bank and the Comptroller of the Currency entered into as of September 21, 2012.

“Participant” has the meaning given to such term in Section 6.07(g) of this Agreement.

“Participation Facility” has the meaning given to such term in Section 3.15(b) of this Agreement.

“PBGC” has the meaning given to such term in Section 3.13(c) of this Agreement.

“Person” means any individual, corporation, partnership, joint venture, association, trust or “group” (as that term is defined under the Exchange Act).

“Previously Disclosed” means, with respect to any specific section or subsection of this Agreement, the information set forth by a party in (i) the corresponding section or subsection of its Disclosure Schedule, and (ii) any other section or subsection of its Disclosure Schedule to the extent it is reasonably clear from the context that the disclosure in such other section or subsection of its Disclosure Schedule is applicable to such specific section or subsection of this Agreement.

“Proxy Statement-Prospectus” has the meaning given to such term in Section 7.02(a) of this Agreement.

“Regulations” means applicable regulations promulgated by the FRB, the FDIC, the OCC or the Department with respect to the operations of the Roma Parties or the Investors Parties.

“Regulatory Approvals” means the approval or required consent or waiver of any Regulatory Authority that is necessary in connection with the consummation of the Mergers and the related transactions contemplated by this Agreement.

“Regulatory Authority” or “Regulatory Authorities” means any agency or department of any Federal or state government having supervisory jurisdiction over the Parties and the transactions contemplated by this Agreement, including without limitation the FRB, the FDIC, the OCC and the Commissioner.

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, dumping, disposing or depositing.

“Representatives” has the meaning given to such term in Section 5.10(a) of this Agreement.

“Right” means any warrant, option, right, convertible security or other capital stock equivalent that obligates an entity to issue its securities.

“RomAsia Bank” means RomAsia Bank, a federally chartered savings bank having its principal place of business located at 4287 U.S. Highway 1, Monmouth Junction, New Jersey 08852.

“RomAsia Bank Merger” has the meaning given to such term in Section 2.01(c)(ii) of this Agreement.

“RomAsia Bank Merger Agreement” has the meaning given to such term in Section 2.01(c)(ii) of this Agreement.

“RomAsia Warrants” means warrants to purchase an aggregate of 150,500 shares of RomAsia common stock, bearing an exercise price of $10.00 per share, that were issued to certain stockholders of RomAsia Bank on June 23, 2008.

“Roma Bank” means Roma Bank, a federally chartered savings bank having its principal place of business located at 2300 Route 3, Robbinsville, New Jersey 08691.

“Roma Bank Charitable Foundation” means Roma Bank Community Foundation, Inc., a New Jersey nonprofit corporation.

“Roma Bank Defined Benefit Pension Plan” shall mean the Retirement Plan of Roma Bank in RSI Retirement Trust.

“Roma Bank ESOP” means the Roma Bank Employee Stock Ownership Plan.

“Roma Bank Merger” has the meaning given to such term in Section 2.01(c)(i) of this Agreement.

“Roma Bank Merger Agreement” has the meaning given to such term in Section 2.01(c)(i) of this Agreement.

“Roma Employment Agreements” has the meaning given to such term in Section 6.07(b) of this Agreement.

“Roma Financial” means Roma Financial Corporation, a Federal corporation having its principal place of business located at 2300 Route 3, Robbinsville, New Jersey 08691.

“Roma Financial Statements” means (i) the audited consolidated financial statements of Roma Financial and its Subsidiaries as of December 31, 2011 and 2010 and for the three years ended December 31, 2011, including the notes thereto, and (ii) the unaudited interim consolidated financial statements of Roma Financial as of each calendar quarter following December 31, 2011, in each case as filed by Roma Financial in the Roma Financial Securities Documents.

“Roma Financial Common Stock” means the common stock of Roma Financial described in Section 3.03(a).

“Roma 401(k) Plans” shall mean the (i) Roma Bank 401(k) Savings Plan and (ii) General Abstract & Title Agency, a New Jersey Corporation, 401(k) Profit Sharing Plan.

“Roma Financial Compensation and Benefit Plans” has the meaning given to such term in Section 3.13(a) of this Agreement.

“Roma Financial Defined Benefit Plan” has the meaning given to such term in Section 3.13(c) of this Agreement.

“Roma Financial Equity Incentive Plans” means the Roma Financial 2008 Equity Incentive Plan and the RomAsia 2009 Stock Option Plan.

“Roma Financial ERISA Affiliate” has the meaning given to such term in Section 3.13(c) of this Agreement.

“Roma Financial Option” means an option to purchase shares of Roma Financial Common Stock granted pursuant to the Roma Financial Equity Incentive Plans.

“Roma Financial Regulatory Agreement” has the meaning given to such term in Section 3.12(c) of this Agreement.

“Roma Financial Restricted Share” means shares of Roma Financial Common Stock granted as restricted stock pursuant to the Roma Financial Equity Incentive Plans.

“Roma Financial Shareholders Meeting” has the meaning given to such term in Section 7.01 of this Agreement.

“Roma Financial Securities Documents” has the meaning given to such term in Section 3.06(a) of this Agreement.

“Roma Financial Subsequent Determination” has the meaning given to such term in Section 5.10(e) of this Agreement.

“Roma 401(k) Plans” shall mean the (i) Roma Bank 401(k) Savings Plan and (ii) General Abstract & Title Agency, a New Jersey Corporation, 401(k) Profit Sharing Plan.

“Roma MHC” means Roma Financial, MHC, a Federal mutual holding company having its principal place of business located at 2300 Route 3, Robbinsville, New Jersey 08691.

“Roma MHC Members” means those depositors and borrowers of Roma Bank who are members of Roma MHC in accordance with the charter and bylaws of Roma MHC and applicable regulations.

“Roma MHC Members Meeting” has the meaning given to such term in Section 7.03(a) of this Agreement.

“Roma MHC Shares” has the meaning given to such term in Section 3.03(a) of this Agreement.

“Roma Parties” means Roma Bank, Roma Financial and Roma MHC.

“Roma Subsidiary” means any direct or indirect Subsidiary of Roma Financial and includes Roma Bank and RomAsia Bank and the subsidiaries of Roma Bank and RomAsia Bank.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

“Securities Laws” means the Securities Act and the Exchange Act and the rules and regulations promulgated from time to time thereunder.

“Subsidiary” means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by another entity, except any corporation the stock of which is held as security by either Investors Bank, Roma Bank or RomAsia Bank, as the case may be, in the ordinary course of their lending activities.

“Superior Proposal” has the meaning given to such term in Section 5.10(b) of this Agreement.

“Tax Returns” has the meaning given to such term in Section 3.07 of this Agreement.

“Termination Date” means September 30, 2013.

“Treasury Stock” has the meaning given to such term in Section 2.04(b) of this Agreement.

“Voting Agreements” has the meaning given to such term in the Recitals.

ARTICLE II
THE MERGERS AND RELATED MATTERS

Section 2.01  Effects of Mergers; Surviving Entities.

The Mergers will be effected as follows and in the order presented below:

(a)           The MHC Merger. Roma MHC shall merge with and into Investors MHC with Investors MHC as the surviving entity pursuant to the merger agreement substantially in the form of Exhibit A hereto. The separate existence of Roma MHC shall cease, and all of the property (real, personal and mixed), rights, powers and duties and obligations of Roma MHC shall be transferred to and assumed by Investors MHC as the surviving entity in the MHC Merger, without further act or deed, all in accordance with the New Jersey Business Corporation Act and the HOLA, and applicable Regulations.  As a result of the MHC Merger, each holder of a deposit account in Roma Bank as of the effective time of the MHC Merger shall have the same rights and privileges in Investors MHC as if such deposit account had been established at Investors Bank on the date established at Roma Bank, and all deposit accounts established at Roma Bank prior to the effective time of the MHC Merger shall confer on a depositor the same rights and privileges in Investors MHC as if such deposit account had been established at Investors Bank on the date established at Roma Bank including, without limitation for purposes of any subscription rights in any future conversion of Investors MHC to stock form. Subject to Section 6.10 of this Agreement, the directors and officers of Investors MHC immediately prior to the Effective Time of the MHC Merger shall be the directors and officers of the surviving entity, in each case until their respective successors are duly elected or appointed and qualified.

(b)           The Mid-Tier Merger. Roma Financial shall merge with and into Investors Bancorp, or a to-be-formed, wholly owned subsidiary thereof, with Investors Bancorp (or its wholly-owned subsidiary) as the surviving entity pursuant to this Agreement.  The separate existence of Roma Financial shall cease, and all of the property (real, personal and mixed), rights, powers and duties and obligations of Roma Financial shall be transferred to and assumed by Investors Bancorp (or its wholly-owned subsidiary) as the surviving entity in the Mid-Tier Merger, without further act or deed, all in accordance with the DGCL and/or the HOLA, and applicable Regulations. The Certificate of Incorporation and Bylaws of Investors Bancorp as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of the surviving entity, until thereafter amended as provided therein and by applicable law.  Subject to Section 6.10 of this Agreement, the directors and officers of Investors Bancorp immediately prior to the Effective Time shall be the directors and officers of surviving entity, in each case until their respective successors are duly elected or appointed and qualified.

(c)           The Bank Mergers. (i) Roma Bank shall merge with and into Investors Bank with Investors Bank (the “Roma Bank Merger”) as the surviving entity pursuant to the merger agreement substantially in the form of Exhibit B hereto (the “Roma Bank Merger Agreement”). The separate existence of Roma Bank shall cease, and all of the property (real, personal and mixed), rights, powers and duties and obligations of Roma Bank shall be transferred to and assumed by Investors Bank as the surviving entity in the Roma Bank Merger, without further act or deed, all in accordance with the Banking Act, the Bank Merger Act, applicable Regulations, and the HOLA, as applicable.  As a result of the Roma Bank Merger, each holder of a deposit account in Roma Bank as of the effective time of the Roma Bank Merger shall have the same rights and privileges in Investors MHC as if the deposit account had been established at Investors Bank on the date established at Roma Bank (or any predecessor bank acquired by Roma Bank in a merger), and all deposit accounts established at Roma Bank (or any predecessor bank acquired by Roma Bank in a merger) prior to the effective time of the Roma Bank Merger shall confer on a depositor the same rights and privileges in Investors MHC as if such deposit account had been established at Investors Bank on the date established at Roma Bank (or any predecessor bank acquired by Roma Bank in a merger) including without limitation for purposes of any subscription rights in any future conversion of Investors MHC to stock form. Subject to Section 6.10 of this Agreement, the directors and officers of Investors Bank immediately prior to the Bank Merger Effective Date shall be the directors and officers of surviving entity, in each case until their respective successors are duly elected or appointed and qualified.

(ii) It is intended that following the Roma Bank Merger, RomAsia Bank shall merge with and into Investors Bank (the “RomAsia Bank Merger”) with Investors Bank as the surviving entity pursuant to the merger agreement substantially in the form of Exhibit C hereto (the “RomAsia Bank Merger Agreement”). The separate existence of RomAsia Bank shall cease, and all of the property (real, personal and mixed), rights, powers and duties and obligations of RomAsia Bank shall be transferred to and assumed by Investors Bank as the surviving entity in the RomAsia Bank Merger, without further act or deed, all in accordance with the Banking Act, the Bank Merger Act, applicable Regulations, and the HOLA, as applicable.  Subject to Section 6.10 of this Agreement, the directors and officers of Investors Bank immediately prior to the effective date of the RomAsia Bank Merger shall be the directors and officers of surviving entity, in each case until their respective successors are duly elected or appointed and qualified.

(d)           Modification of Structure. Notwithstanding any provision of this Agreement to the contrary, Investors Bancorp may, subject to the filing of all necessary applications and the receipt of all required Regulatory Approvals, modify the structure of the transactions described in this Section 2.01, and the Parties shall enter into such alternative transactions, so long as (i) there are no adverse tax consequences to any of the shareholders of Roma Financial or members of Roma MHC as a result of such modification, (ii) such modification will not materially delay or jeopardize receipt of any required Regulatory Approvals required under Section 7.04, and (iii) the consideration to be paid to the holders of Roma Financial Common Stock under this Agreement is not thereby changed in kind or value or reduced in amount.

Section 2.02  Effect on Outstanding Shares of Investors Bancorp Common Stock.

At and after the Effective Time, each share of Investors Bancorp Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of Investors Bancorp and shall not be affected by the Mid-Tier Merger.

Section 2.03.  Closing; Effective Time.

The closing of the Mergers (“Closing”) shall occur on the date determined by Investors Bancorp, in consultation with and upon no less than three (3) business days prior written notice to Roma Financial, but in no event later than the close of business on the tenth business day following the satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable law) waiver of those conditions), or such other date that may be agreed to in writing by the Parties.  The Mid-Tier Merger shall be effected by the filing of a certificate of merger with the Delaware Office of the Secretary of State (the “Closing Date”), in accordance with the DGCL.  The Mid-Tier Merger shall become effective at such time as the certificate of merger is filed with the Delaware Office of the Secretary of State, or at such later time as the Parties agree and specify in the certificate of merger, in accordance with the DGCL (the date and time the Mid-Tier Merger becomes effective being the “Effective Time”).

Section 2.04.  Conversion of Roma Financial Common Stock.

At the Effective Time, by virtue of the Mid-Tier Merger and without any action on the part of Investors Bancorp, Roma Financial or the holders of any of the shares of Roma Financial Common Stock:

(a)           All shares of Roma Financial Common Stock held in the treasury of Roma Financial (“Treasury Stock”), shares held by the Roma Bank ESOP that are returned to Roma Financial immediately prior to the Effective Time as contemplated by Section 6.07(e) herein, and each share of Roma Financial Common Stock owned by Investors Bancorp immediately prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) shall, at the Effective Time, cease to exist, and the Certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

(b)           Subject to Section 2.04(a), each share of Roma Financial Common Stock issued and outstanding immediately prior to the Effective Time shall become and be converted into, as provided in and subject to the terms set forth in this Agreement, the right to receive 0.8653 shares (the “Exchange Ratio”) of Investors Bancorp Common Stock (the “Merger Consideration”).

(c)           After the Effective Time, shares of Roma Financial Common Stock shall be no longer outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter by operation of this section only represent the right to receive the Merger Consideration.

(d)           In the event Investors Bancorp changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Investors Bancorp Common Stock issued and outstanding at or prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding Investors Bancorp Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately and appropriately adjusted; provided, that no such adjustment shall be made with regard to Investors Bancorp Common Stock if Investors Bancorp issues additional shares of Investors Bancorp Common Stock and receives fair market value consideration for such shares.

Section 2.05  Procedures for Exchange of Roma Financial Common Stock.

(a)           At or prior to the Effective Time, Investors Bancorp shall reserve sufficient shares of Investors Bancorp Common Stock equal to the aggregate amount of the Merger Consideration payable pursuant to Section 2.04 of this Article II (such shares of Investors Bancorp Common Stock together with cash in lieu of fractional shares to be paid in accordance with Section 2.05(i) hereof being hereinafter referred to as the “Exchange Fund”).

(b)           Investors Bancorp shall cause the Exchange Agent, as promptly as practical following the Effective Time, but in any event within five (5) business days after the Effective Time, to mail to each holder of a Certificate or Certificates, a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates for the Merger Consideration into which the Roma Financial Common Stock represented by such Certificates shall have been converted as a result of the Mid-Tier Merger.  The letter of transmittal shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, the Merger Consideration and a check representing any cash payment in lieu of fractional shares which such former holder has the right to receive in respect of the Certificate(s) surrendered pursuant to the provisions of this Section 2.05, and the Certificate(s) so surrendered shall forthwith be cancelled.  No interest will be paid or accrued on the Merger Consideration.

(c)           The holder of a Certificate shall have no rights, after the Effective Time, with respect to such Roma Financial Common Stock except to surrender the Certificate(s) in exchange for the Merger Consideration (and any cash in lieu of fractional shares) as provided in this Agreement.  No dividends or other distributions with a record date after the Effective Time with respect to Investors Common Stock shall be paid to the holder of any unsurrendered Certificate(s) until the holder thereof shall surrender such Certificate(s) in accordance with this Section 2.05.  After the surrender of any Certificate(s) in accordance with this Section 2.05, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Investors Common Stock.

(d)           If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(e)           From and after the Effective Time, there shall be no transfers on the stock transfer books of Roma Financial of the Roma Financial Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Roma Financial Common Stock that occurred prior to the Effective Time.  If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration (and any cash in lieu of fractional shares) and canceled as provided in this Article II.

(f)           Neither Investors Bancorp nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to applicable abandoned property, escheat or other similar law.

(g)           In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent or Investors Bancorp, the posting by such person of a bond in such amount as the Exchange Agent may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

(h)           Investors Bancorp or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Roma Financial Common Stock such amounts as Investors Bancorp (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the IRC, or any applicable provision of U.S. Federal, state, local or non-U.S. tax law.  To the extent that such amounts are properly withheld by Investors Bancorp or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Roma Financial Common Stock in respect of whom such deduction and withholding were made by Investors Bancorp or the Exchange Agent.

(i)           Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Investors Bancorp Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Investors Bancorp Common Stock shall be payable on or with respect to any fractional share interest, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Investors Bancorp.  In lieu of the issuance of any such fractional share, Investors Bancorp shall pay to each former holder of Roma Financial Common Stock who otherwise would be entitled to receive a fractional share of Investors Bancorp Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the average of the daily closing sales prices of a share of Investors Bancorp Common Stock as reported on the Nasdaq for the ten consecutive trading days immediately preceding the Closing Date.  For purposes of determining any fractional share interest, all shares of Roma Financial Common Stock owned by a Roma Financial shareholder shall be combined so as to calculate the maximum number of whole shares of Investors Bancorp Common Stock issuable to such Roma Financial shareholder.

Section 2.06  Treatment of Roma Financial Options.

(a)           At the Effective Time, all Roma Financial Options issued under the Roma Financial 2008 Equity Incentive Plan that are outstanding and unexercised immediately prior thereto, whether vested or unvested, shall be, in accordance with their terms, become fully vested and converted, in their entirety, automatically into options to purchase shares of Investors Bancorp Common Stock (the “Continuing Options”) in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the Roma Financial 2008 Equity Incentive Plan):

(1)           The number of shares of Investors Bancorp Common Stock to be subject to the Continuing Options shall be equal to the product of the number of shares of Roma Financial Common Stock subject to the Roma Financial Options and the Exchange Ratio, provided that any fractional shares of Investors Bancorp Common Stock resulting from such multiplication shall be rounded down to the nearest whole share; and

(2)           The exercise price per share of Investors Bancorp Common Stock under the Continuing Options shall be equal to the exercise price per share of Roma Financial Common Stock under the Roma Financial Options divided by the Exchange Ratio, provided that such exercise price shall be rounded to the nearest whole cent.

The adjustment provided herein with respect to any options which are “incentive stock options” (as defined in IRC Section 422) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the IRC.  The duration and other terms of the Continuing Options shall be the same as the Roma Financial Options, except that all references to Roma Financial shall be deemed to be references to Investors Bancorp.

(b)           At all times after the Effective Time, Investors Bancorp shall reserve for issuance such number of shares of Investors Bancorp Common Stock as necessary so as to permit the exercise of Continuing Options in the manner contemplated by this Agreement and in the instruments pursuant to which such options were granted.  Shares of Investors Bancorp Common Stock issuable upon exercise of Continuing Options shall be covered by an effective registration statement on Form S-8, and Investors shall file a registration statement on Form S-8 covering such shares as soon as practicable after the Effective Time, but in no event later than 10 business days thereafter.

(c)           Continuing Options may be exercised in accordance with the terms of the Roma Financial Options in effect immediately prior to the Effective Time, subject to applicable law and regulation.

Section 2.07  Treatment of Roma Financial Restricted Stock.

At the Effective Time, each outstanding Roma Financial Restricted Share Award shall, in accordance with its terms, become fully vested and be converted automatically into the right to receive shares of Investors Bancorp Common Stock based on the Exchange Ratio.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE ROMA PARTIES

Each of the Roma Parties represents and warrants to Investors Bancorp that the statements contained in this Article III are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made on the Closing Date), except as Previously Disclosed, and except as to any representation or warranty which relates to a specific date. The Roma Parties have made a good faith effort to ensure that the disclosure on each Disclosure Schedule provided by it to Investors Bancorp corresponds to the section reference herein. However, for purposes of the Disclosure Schedules, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.  References to the Knowledge of Roma Financial shall include the Knowledge of Roma MHC, Roma Bank and RomAsia Bank.

Section 3.01  Standard.

Except as set forth in the following sentence, no representation or warranty of the Roma Parties contained in this Article III (other than the representation and warranty contained in Section 3.08, which shall be true in all respects) shall be deemed untrue or incorrect, and the Roma Parties shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of this Article III, has had or reasonably would be expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty.  The foregoing standard shall not apply to representations and warranties contained in Sections 3.02 (other than Sections 3.02(e), 3.02(f) and 3.02(g) and the last sentence of Section 3.02(b)), Section 3.03, Section 3.04 (other than Section 3.04(b)(iii)), Section 3.13(e) and (h), and Section 3.14, which shall be true and correct in all material respects, and Section 3.08, which shall be deemed untrue and incorrect if not true and correct in all respects.

Section 3.02  Organization.

(a)           Roma MHC is a Federal mutual holding company organized and validly existing under the laws of the United States, and is duly registered as a savings and loan holding company under the HOLA. Roma MHC has the full corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Roma MHC.

(b)           Roma Financial is a Federal corporation organized and validly existing under the laws of the United States, and is duly registered as a savings and loan holding company under the HOLA. Roma Financial has the full corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on Roma Financial. Other than shares of capital stock of Roma Bank and RomAsia Bank, and the Subsidiaries of Roma Bank and RomAsia Bank as Previously Disclosed, Roma Financial does not own or control, directly or indirectly, or have the right to acquire directly or indirectly, any equity interest in any corporation, limited liability company, association, partnership, joint venture or other entity.

(c)           Each of Roma Bank and RomAsia Bank is a Federal savings bank organized and validly existing under the laws of the United States.  Except for their respective Subsidiaries that are identified as Roma Subsidiaries, neither Roma Bank nor RomAsia Bank possesses, directly or indirectly, any material equity interest in any corporation, limited liability company, association, partnership, joint venture or other entity, except for equity interests held in its investment portfolio, and equity interests held by Roma Bank or RomAsia Bank in a fiduciary capacity, and equity interests held in connection with its lending activities, including stock in the FHLB.  Each of Roma Bank and RomAsia Bank owns all of the outstanding shares of capital stock of each of its Subsidiaries free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.  The deposits of Roma Bank and RomAsia Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due by Roma Bank or RomAsia Bank, as applicable.

(d)           Each of Roma Bank and RomAsia Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.

(e)           The respective minute books of Roma MHC, Roma Financial, Roma Bank and RomAsia Bank accurately record, in all material respects, all material corporate actions of their respective shareholders, members and boards of directors (including committees) through the date of this Agreement.

(f)           Prior to the date of this Agreement, true and correct copies of the charters and bylaws of Roma Bank, RomAsia Bank, Roma Financial and Roma MHC have been made available to Investors Bancorp.

(g)           Roma MHC is engaged in no activities other than holding shares of Roma Financial Common Stock, and has no assets, other than shares of Roma Financial Common Stock and cash or cash equivalents and no liabilities.

Section 3.03  Capitalization.

(a)           The authorized capital stock of Roma Financial consists of forty-five million (45,000,000) shares of common stock, $0.10 par value (“Roma Financial Common Stock”), and five million (5,000,000) shares of Preferred Stock, no par value per share (the “Roma Financial Preferred Stock”).  As of the date of this Agreement, there are 29,648,517 shares of Roma Financial Common Stock outstanding, all of which are validly issued, fully paid and nonassessable and none of which were issued in violation of any preemptive rights, including 22,584,993.75 shares of Roma Financial Common Stock held by Roma MHC (the “Roma MHC Shares”). There are no shares of Roma Financial Preferred Stock issued and outstanding. There are 3,083,358 shares of Roma Financial Common Stock held by Roma Financial as treasury stock.  Except for Roma Financial Options, the RomAsia Warrants and shares of common stock of RomAsia Bank issuable upon the exercise of options to purchase RomAsia common stock granted under the RomAsia Bank 2009 Stock Option Plan as Previously Disclosed, neither Roma Financial nor any Roma Subsidiary has or is bound by any Right of any character relating to the purchase, sale, issuance or voting of, or right to receive dividends or other distributions on, any shares of Roma Financial Common Stock, or any other security of Roma Financial or any Roma Subsidiary, or any securities representing the right to vote, purchase or otherwise receive any shares of Roma Financial Common Stock or any other security of Roma Financial or a Roma Subsidiary.

(b)           Roma MHC owns the Roma MHC Shares free and clear of any lien or encumbrance. Except for shares of Roma Financial Common Stock (and any equity interests that may be attributed to Roma MHC due to its ownership of Roma Financial Common Stock), Roma MHC does not possess, directly or indirectly, any equity interest in any corporation.

(c)           The authorized capital stock of Roma Bank consists of ninety million (90,000,000) shares of common stock, $1.00 par value, and ten million (10,000,000) shares of preferred stock, $1.00 par value.  There are one hundred (100) shares of Roma Bank common stock outstanding, all of which are validly issued, fully paid and nonassessable and none of which were issued in violation of any preemptive rights, and all of which are owned by Roma Financial free and clear of any liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever.

(d)           The authorized capital stock of RomAsia Bank consists of forty-five million (45,000,000) shares of common stock, $0.10 par value, and five million (5,000,000) shares of preferred stock, $0.10 par value.  There are 1,785,989 shares of RomAsia Bank common stock outstanding, all of which are validly issued, fully paid and nonassessable and none of which were issued in violation of any preemptive rights, and 1,623,389 shares of which are owned by Roma Financial free and clear of any liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever.  The other stockholders of RomAsia Bank and the number of shares of common stock owned by each such stockholder has been Previously Disclosed.  There are no shares of RomAsia Bank preferred stock outstanding.

Section 3.04  Authority; No Violation.

(a)           The Roma Parties have full power and authority to execute and deliver this Agreement, and, subject to (i) the receipt of all Regulatory Approvals, (ii) compliance with all conditions contained therein, including any statutory waiting periods, and (iii) the receipt of all required approvals of shareholders, to perform their obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Roma Parties and the completion by the Roma Parties of the transactions contemplated hereby have been duly and validly approved by the requisite vote of each Board of Directors of the Roma Parties and, except for approval from the shareholders of Roma Financial, and if required by the FRB the approval of the Roma MHC Members, no other corporate proceedings on the part of the Roma Parties are necessary to complete the Mergers and the transactions contemplated hereby.  Roma Financial has approved the Roma Bank Merger and the Roma Bank Merger Agreement as the sole stockholder of Roma Bank.  This Agreement has been duly and validly executed and delivered by each of the Roma Parties and constitutes the valid and binding obligations of each of the Roma Parties, enforceable against each of the Roma Parties in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and as to Roma Bank the conservatorship or receivership provisions of the FDIA, and subject, as to enforceability, to general principles of equity.

(b)           Subject to the receipt of approvals from the Regulatory Authorities and the compliance by the Roma Parties and the Investors Parties with any conditions contained therein (including the expiration of any applicable waiting period),

(A)           the execution and delivery of this Agreement by the Roma Parties,

(B)           the consummation of the transactions contemplated hereby, and

(C)           compliance by the Roma Parties with any of the terms or provisions hereof.

will not: (i) conflict with or result in a material breach of any provision of the charters or bylaws of any of the Roma Parties or the certificate of incorporation or other organizational document  of any Roma Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Roma Parties or any of the properties or assets of the Roma Parties or any Roma Subsidiary; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of any of the Roma Parties or any Roma Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which any Roma Party or a Roma Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except in the case of clause (iii) above, for violations which, individually or in the aggregate, would not have a Material Adverse Effect on the Roma Parties.

(c)           Unless otherwise determined by the FRB, the affirmative vote of the holders of a majority of the issued and outstanding shares of Roma Financial Common Stock held by those holders of Roma Financial Common Stock other than Roma MHC, as well as an affirmative vote of two-thirds of all of the issued and outstanding shares of Roma Financial Common Stock, are the only votes of holders of any class of Roma Financial’s capital stock necessary to adopt and approve this Agreement and the transactions contemplated hereby.

(d)           The board of directors of Roma Financial, by resolution duly adopted by the requisite vote of the board of directors at a meeting duly called and held, has (x) determined that this Agreement, the Mid-Tier Merger and the other transactions contemplated hereby are fair to and in the best interests of Roma Financial and its shareholders, and (y) recommended that the shareholders of Roma Financial approve this Agreement and directed that such matter be submitted for consideration by the Roma Financial shareholders at the Roma Financial Shareholders Meeting.

(e)           The board of directors of Roma MHC, by resolution duly adopted by the requisite vote of the board of directors at a meeting duly called and held, has (x) determined that this Agreement, the MHC Merger Agreement, the MHC Merger and the other transactions contemplated hereby are fair to and in the best interests of Roma MHC and its Members, and (y) has determined to recommend that the Members of Roma MHC approve the MHC Merger and will direct that such matter be submitted for consideration by the Roma MHC Members at a Roma MHC Members Meeting.

(f)           The board of directors of Roma Bank, by resolution duly adopted by the requisite vote of the board of directors at a meeting duly called and held, has (x) determined that this Agreement, the Roma Bank Merger, the Roma Bank Merger Agreement, and the other transactions contemplated hereby are fair to and in the best interests of Roma Bank and its shareholder, and (y) recommended that the shareholder of Roma Bank approve this Agreement and the Roma Bank Merger Agreement.

Section 3.05  Consents.

Except for (a) filings with Regulatory Authorities, the receipt of the Regulatory Approvals, the expiration of any waiting periods, and compliance with any conditions contained therein, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, the Articles of Combination with the Regulatory Authorities, and such filings with the Department, the OCC and the FRB as are required for the Roma Bank Merger and the MHC Merger, (c) the filing with the SEC of (i) the Merger Registration Statement and (ii) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (d) the filing with Regulatory Authorities of the Members Proxy Statement for the vote of Roma MHC Members, (e) the filing with the Nasdaq Stock Market of a notification of the listing of the shares of Investors Common Stock to be issued in the Mid-Tier Merger, and (f) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of shares of Investors Common Stock pursuant to this Agreement, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary, and, to the Knowledge of Roma Financial, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by the Roma Parties, and (y) the completion of the Mergers by the Roma Parties.  The Roma Parties have no Knowledge of any reason why any Regulatory Approvals or other required consents or approvals will not be received.

Section 3.06  Financial Statements and Securities Documents.

(a)           The Annual Reports on Form 10-K for the fiscal years ended December 31, 2011 and December 31, 2010 filed with the SEC by Roma Financial, and all other reports, registration statements, definitive proxy statements or information statements filed by Roma Financial subsequent to December 31, 2009 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act or under the Securities Act (the “Roma Financial Securities Documents”), in the form filed with the SEC as of the date filed or, if amended or supplemented as of the date amended or supplemented, (A) complied in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The Roma Financial Statements included or incorporated by reference into any such filing (including the related notes and schedules thereto) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of Roma Financial and the Roma Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

(b)           Roma Financial has made available to Investors true, correct and complete copies of all written correspondence between the SEC and Roma Financial and any Roma Subsidiary occurring since December 31, 2009.  There are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Roma Financial Securities Documents.  The books and records of Roma Financial and each Roma Subsidiary have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(c)           Since January 1, 2009, Roma Financial and each Roma Subsidiary has timely filed all reports, forms, schedules, registrations, statements and other documents, together with any amendments thereto, with the FRB, the FDIC the OCC, and with any other Governmental Entity, that they were required to file under applicable laws and regulations and such reports were complete and accurate and in compliance with the requirements of applicable laws and regulations, and all fees and assessments due and payable in connection therewith have been paid.

(d)           Roma Financial (x) has implemented and maintains a system of internal control over financial reporting (as required by Rule 13a-15(a) of the Exchange Act) that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP and to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets and (iii) access to assets is permitted only in accordance with management’s general or specific authorization, (y) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Roma Financial, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Roma Financial by others within those entities, and (z) has disclosed, based on its most recent evaluation prior to the date hereof, to Roma Financial’s outside auditors and the audit committee of Roma Financial’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Roma Financial’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Roma Financial’s internal control over financial reporting. These disclosures (if any) were made in writing by management to Roma Financial’s auditors and audit committee and a copy has previously been made available to Investors Bancorp. Roma Financial’s management has completed an assessment of the effectiveness of its internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 for the year ended December 31, 2011, and such assessment concluded that such controls were effective.

(e)           Since December 31, 2009, (A) neither Roma Financial nor any Roma Subsidiary nor, to its Knowledge, any director, officer, employee, auditor, accountant or representative of it or any Roma Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Roma Financial or any Roma Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Roma Financial or any Roma Subsidiary has engaged in questionable accounting or auditing practices, and (B) no attorney representing Roma Financial or any Roma Subsidiary, whether or not employed by Roma Financial or any Roma Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by it or any of its officers, directors, employees or agents to its board of directors or any committee thereof or to any of its directors or officers.

(f)           Other than in connection with this Agreement and the transactions contemplated hereby, since December 31, 2011, none of Roma Financial nor any Roma Subsidiary has incurred any liability other than as reflected in the Roma Financial Statements or in the ordinary course of business consistent with past practice.

Section 3.07  Taxes.

Roma Financial and the Roma Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a). Each Roma Party and each Roma Subsidiary has duly filed all Federal, state and material local tax returns, including any and all declarations, claims for refunds, reports, information returns and information statements (“Tax Returns”) required to be filed by or with respect to it on or prior to the Closing Date, taking into account any extensions (all such returns, to the Knowledge of Roma Financial, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material Federal, state and local taxes which have been incurred by or are due or claimed to be due from it by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Closing Date other than taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined.  As of the date of this Agreement, none of the Roma Parties has received written notice of, and to the Knowledge of Roma Financial there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of any Roma Party or any Roma Subsidiary, and no written claim has been made by any authority in a jurisdiction where any Roma Party or any Roma Subsidiary does not file tax returns that a Roma Party or any Roma Subsidiary is subject to taxation in that jurisdiction.  No Roma Party and no Roma Subsidiary has executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. Each Roma Party and each Roma Subsidiary has, to its Knowledge, withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and each Roma Party and each Roma Subsidiary, to the Knowledge of Roma Financial, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements.

Section 3.08  No Material Adverse Effect.

Roma Financial has not suffered any Material Adverse Effect since December 31, 2011 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Roma Financial.

Section 3.09  Material Contracts; Leases; Defaults.

(a)           Except as Previously Disclosed, neither Roma MHC, Roma Financial nor any Roma Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or material arrangement with any past or present officer, director or employee, except for “at will” arrangements; (ii) any plan, material arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar material arrangements for or with any past or present officers, directors or employees; (iii) any collective bargaining agreement with any labor union relating to employees; (iv) any agreement which by its terms limits the payment of dividends by Roma Financial or any Roma Subsidiary; (v) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Roma Financial or any Roma Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, FHLB advances, bankers’ acceptances, and “treasury tax and loan” accounts and transactions in “federal funds” in each case established in the ordinary course of business consistent with past practice, or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to Investors Bancorp or any Investors Bancorp Subsidiary; (vi) any other agreement, written or oral, that obligates Roma MHC, Roma Financial or any Roma Subsidiary for the payment of more than $100,000 annually or for the payment of more than $150,000 over its remaining term, which is not terminable without cause on 60 days’ or less notice without penalty or payment (other than agreements for commercially available “off-the- shelf” software), or (vii) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by Roma Financial or any Roma Subsidiary other than generally applicable regulatory restrictions (it being understood that any non-compete or similar provision shall be deemed material, but any limitation on the scope of any license granted under any such agreement shall not be deemed material).

(b)           Roma Financial has Previously Disclosed each real estate lease to which it or any Roma Subsidiary is a party that requires the consent of the lessor or its agent resulting from the Mergers by virtue of the terms of any such lease, identifying the section of the lease that contains such prohibition or restriction.  Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to its Knowledge, neither Roma Financial nor any Roma Subsidiary is in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(c)           True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 3.09(a) and (b) (“Material Contracts”) have been made available to Investors Bancorp on or before the date hereof, and are in full force and effect on the date hereof.  No party to any Material Contract will have the right to terminate any or all of the provisions of any such Material Contract as a result of the execution of, and the consummation of the transactions contemplated by, this Agreement.

(d)           Since December 31, 2011, through and including the date of this Agreement, except as Previously Disclosed, and except as publicly disclosed in the Roma Financial Securities Documents filed or furnished prior to the date hereof, neither Roma Financial nor any Roma Subsidiary has (i) except for (A) normal increases for employees (other than officers subject to the reporting requirements of Section 16(a) of the Exchange Act) made in the ordinary course of business consistent with past practice, or (B) as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (except as required under the terms of agreements or severance plans and as Previously Disclosed by Roma Financial), or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice, (ii) granted any options or rights to purchase shares of Roma Financial Common Stock or shares of capital stock of any Roma Subsidiary, or any right to acquire any shares of such capital stock to any executive officer, director or employee of Roma Financial or any Roma Subsidiary, other than grants to employees (other than officers subject to the reporting requirements of Section 16(a) of the Exchange Act) made in the ordinary course of business consistent with past practice under Roma Financial Equity

Incentive Plans, (iii) increased or established any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, (iv) made any material election for federal or state income tax purposes, (v) made any material change in the credit policies or procedures of Roma Financial or any Roma Subsidiary, the effect of which was or is to make any such policy or procedure less restrictive in any material respect, (vi) made any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than loans and loan commitments, (vii) entered into any lease of real or personal property requiring annual payments in excess of $50,000, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice, (viii) changed any accounting methods, principles or practices of Roma Financial or any Roma Subsidiary affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy or (ix) suffered any strike, work stoppage, slow-down, or other labor disturbance.

Section 3.10  Ownership of Property; Insurance Coverage.

(a)           Roma Financial and each Roma Subsidiary has good and, as to real property, marketable title to all material assets and properties owned by Roma Financial or each Roma Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Roma Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by any Roma Subsidiary acting in a fiduciary capacity, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) non-monetary liens affecting real property which do not adversely affect the value or use of such real property, and (iv) those described and reflected in the Roma Financial Statements. Roma Financial and the Roma Financial Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by Roma Financial and any Roma Subsidiary in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.

(b)           With respect to all material agreements pursuant to which Roma Financial or any Roma Subsidiary has purchased securities subject to an agreement to resell, if any, Roma Financial or such Roma Subsidiary, as the case may be, has a lien or security interest (which to Roma Financial’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

(c)           Roma Financial and each Roma Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations.  Neither Roma Financial nor any Roma Subsidiary, has received notice from any insurance carrier since December 31, 2009 that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs (other than with respect to health or disability insurance) with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by Roma Financial or any Roma Subsidiary under such policies (other than with respect to health or disability insurance). All such insurance is valid and enforceable and in full force and effect, and since December 31, 2009 Roma Financial and each Roma Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies.

Section 3.11  Legal Proceedings.

Neither Roma MHC, Roma Financial nor any Roma Subsidiary is a party to any, and there are no pending or, to the Knowledge of Roma Financial, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against Roma MHC, Roma Financial or any Roma Subsidiary, (ii) to which Roma MHC, Roma Financial or any Roma Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which would reasonably be expected to adversely affect the ability of any of the Roma Parties to perform under this Agreement, except as to (i) and (ii) above, for any proceeding, claim, action, investigation or inquiry which, if adversely determined, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on Roma MHC or Roma Financial.

Section 3.12  Compliance With Applicable Law.

(a)           To Roma Financial’s Knowledge, and except as Previously Disclosed, each of Roma Financial and each Roma Subsidiary is in compliance in all material respects with all applicable Federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair Housing Act, the CRA, the Home Mortgage Disclosure Act, the Bank Secrecy Act and all applicable fair lending laws and other laws relating to discriminatory business practices and neither Roma Financial nor any Roma Subsidiary has received any written notice to the contrary.  The Board of Directors of Roma Bank and RomAsia Bank each has adopted and Roma Bank and RomAsia Bank each has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder.  Neither Roma Financial nor any Roma Subsidiary is a party to any agreement with any individual or group regarding CRA matters.

(b)           Each of Roma MHC, Roma Financial and each Roma Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Regulatory Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted except where the failure to hold such permits, licensees, authorizations, orders or approvals, or the failure to make such filings, applications or registrations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Roma MHC or Roma Financial; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect in all material respects and, to the Knowledge of Roma Financial, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining Regulatory Approvals.

(c)           Since December 31, 2009, and except with respect to the OCC Agreement, neither Roma MHC, Roma Financial nor any Roma Subsidiary has received any written notification or, to Roma Financial’s Knowledge, any other communication from any Regulatory Authority (i) asserting that Roma MHC, Roma Financial or any Roma Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces; (ii)  requiring, or threatening to require, Roma MHC, Roma Financial or any Roma Subsidiary, or indicating that Roma MHC, Roma Financial or any Roma Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting in any material respect the operations of Roma Financial or any Roma Subsidiary, including without limitation any restriction on the payment of dividends; or (iii) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Roma Financial or any Roma Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Roma Financial Regulatory Agreement”).  Except for the OCC Agreement, neither Roma MHC, Roma Financial nor any Roma Subsidiary has consented to or entered into any Roma Financial Regulatory Agreement that is currently in effect.  The most recent regulatory rating given to Roma Bank as to compliance with the CRA is satisfactory or better.

(d)           Roma Bank is in compliance in all material respects with the OCC Agreement, within the timelines established in the OCC Agreement.

(e)           Roma Financial is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and (ii) the applicable listing and corporate governance rules and regulations of the Nasdaq.

Section 3.13  Employee Benefit Plans.

(a)           Roma Financial has Previously Disclosed a list of all existing bonus, incentive, deferred compensation, supplemental executive retirement plans, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans (including paid time off policies and other material benefit policies and procedures), fringe benefit plans, employment, consulting, settlement and change in control agreements and all other material benefit practices, policies and arrangements maintained by Roma MHC, Roma Financial or any Roma Subsidiary in which any employee or former employee, consultant or former consultant or director or former director participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits, including such plans of any entities acquired by any Roma Parties or any Roma Subsidiary (the “Roma Financial Compensation and Benefit Plans.  Neither Roma MHC, Roma Financial nor any Roma Subsidiary has any written or oral commitment to create any additional Roma Financial Compensation and Benefit Plan or to materially modify, change or renew any existing Roma Financial Compensation and Benefit Plan (any modification or change that increases the cost of such plans would be deemed material), except as required to maintain the qualified status thereof, Roma Financial has made available to Investors Bancorp true and correct copies of the Roma Financial Compensation and Benefit Plans.

(b)           To the Knowledge of Roma Financial, each Roma Financial Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the IRC, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, Part G of Subtitle I of ERISA and Section 4980B of the IRC (collectively, “COBRA”), the Health Insurance Portability and Accountability Act (“HIPAA”) and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the IRC, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA and HIPAA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full.  Each Roma Financial Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the IRC has received a favorable determination letter from the IRS or is entitled to rely on a determination letter issued to the sponsor of a master or prototype plan, and Roma Financial is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter.  There is no material pending or, to the Knowledge of Roma Financial, threatened action, suit or claim relating to any of the Roma Financial Compensation and

Benefit Plans (other than routine claims for benefits).  Neither Roma Financial nor any Roma Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any Roma Financial Compensation and Benefit Plan that would reasonably be expected to subject Roma Financial or any Roma Subsidiary to a material unpaid tax or penalty imposed by either Chapter 43 of the IRC or Sections 409 or 502 of ERISA.

(c)           No liability under Title IV of ERISA has been incurred by Roma Financial or any Roma Subsidiary with respect to any Roma Financial Compensation and Benefit Plan which is subject to Title IV of ERISA (“Roma Financial Defined Benefit Plan”) currently or formerly maintained by Roma Financial or any entity which is considered one employer with Roma Financial under Section 4001(b)(1) of ERISA or Section 414 of the IRC (an “Roma Financial ERISA Affiliate”) since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to Roma Financial or any Roma Financial ERISA Affiliate of incurring a liability under such Title.  Except as Previously Disclosed, no Roma Financial Defined  Benefit Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each Roma Financial Defined Benefit Plan exceeds the present value of the “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA) under such Roma Financial Defined Benefit Plan as of the end of the most recent plan year with respect to the respective Roma Financial Defined Benefit Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Roma Financial Defined Benefit Plan as of the date hereof; there is not currently pending with the Pension Benefits Guarantee Corporation (“PBGC”) any filing with respect to any reportable event under Section 4043 of ERISA nor has any reportable event occurred as to which a filing is required and has not been made (other than as might be required with respect to this Agreement and the transactions contemplated thereby).  Neither Roma Financial nor any Roma Financial ERISA Affiliate has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA.  Neither Roma Financial, nor any Roma Financial ERISA Affiliate, nor any Roma Financial Compensation and Benefit Plan, including any Roma Financial Defined Benefit Plan, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which Roma Financial, any Roma Financial ERISA Affiliate, and any Roma Financial Compensation and Benefit Plan, including any Roma Financial Defined Benefit Plan or any such trust or any trustee or administrator thereof, could reasonably be expected to be subject to either a civil liability or penalty pursuant to Section 409, 502(i) or 502(l) of ERISA or a tax imposed pursuant to Chapter 43 of the IRC.

(d)           All material contributions required to be made under the terms of any Roma Financial Compensation and Benefit Plan have been timely made, and all anticipated contributions and funding obligations are accrued on Roma Financial’s consolidated financial statements to the extent required by GAAP and Section 412 of the IRC.  Roma Financial and each Roma Subsidiary has expensed and accrued as a liability the present value of future benefits under each applicable Roma Financial Compensation and Benefit Plan for financial reporting purposes to the extent required by GAAP.

(e)           Except as Previously Disclosed, neither Roma Financial nor any Roma Subsidiary has any obligations to provide retiree health, life insurance, or disability insurance, or any retiree death benefits under any Roma Financial Compensation and Benefit Plan, other than benefits mandated by COBRA.  There has been no communication to employees by Roma Financial or any Roma Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, or disability insurance, or any retiree death benefits.

(f)           Neither Roma Financial nor any Roma Subsidiary maintains any Roma Financial Compensation and Benefit Plans covering employees who are not United States residents.

(g)           With respect to each Roma Financial Compensation and Benefit Plan, if applicable, Roma Financial has provided or made available to Investors Bancorp copies of the:  (A) plan documents, including any underlying distribution election forms and benefit schedules, trust instruments and insurance contracts; (B) three most recent IRS Forms 5500; (C) three most recent actuarial reports and financial statements, including the total accrued and vested liabilities, all contributions made by Roma Financial and any Roma Subsidiary and assumptions on which the calculations are based; (D) most recent summary plan description; (E) most recent determination letter issued by the IRS; (F) any Form 5310 or Form 5330 filed with the IRS within the last three years; (G) most recent nondiscrimination tests performed under ERISA and the IRC (including 401(k) and 401(m) tests); and (H) all material communications with any governmental authority (including the U.S. Department of Labor, IRS, PBGC, OCC, FRB and SEC) with respect to any Roma Financial Compensation and Benefit Plan.

(h)           Except as Previously Disclosed, the consummation of the Mergers will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time) (A) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (B) entitle any employee or independent contractor to terminate any plan, agreement or arrangement without cause and continue to accrue future benefits thereunder, or result in the vesting or acceleration of any benefits under any Roma Financial Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Roma Financial Compensation and Benefit Plan.

(i)           Neither Roma Financial nor any Roma Subsidiary maintains any compensation plans, programs or arrangements under which any payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the IRC and the regulations issued thereunder.

(j)           Except as Previously Disclosed, to the Knowledge of Roma Financial, all “non-qualified” deferred compensation plans, programs or arrangements (within the meaning of Section 409A of the IRC) of Roma Financial and each Roma Subsidiary have (i) between January 1, 2005 and December 31, 2008, been operated in all material respects in good faith compliance with Section 409A of the IRC and applicable IRS Notices, and (ii) since January 1, 2009 (or such later date as permitted under applicable guidance issued by the IRS), have been in compliance with Section 409A of the IRC and IRS regulations and guidance thereunder.  All stock options and stock appreciation rights granted by Roma Financial or any Roma Subsidiary to any current or former employee or director have been granted with a per share exercise price or reference price at least equal to the fair market value of the underlying stock on the date the option or stock appreciation right was granted, within the meaning of Section 409A of the IRC and associated guidance.

(k)           Except as Previously Disclosed, there are no stock options, stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock, outstanding under any of the Roma Financial Compensation and Benefit Plans or otherwise as of the date hereof and none will be granted, awarded, or credited after the date hereof.

(l)           Roma Financial has Previously Disclosed a list setting forth, as of the payroll date immediately preceding the date of this Agreement, a list of the full names of all officers, and employees of Roma Financial and each Roma Subsidiary whose annual rate of salary is $75,000 or greater, their title and rate of salary, and their date of hire.

(m)           Any amount that is reasonably likely to be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer, director or independent contractor of the Roma Parties who is a “Disqualified Individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any Roma Financial Compensation and Benefit Plan currently in effect will not be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the IRC).

Section 3.14  Brokers, Finders and Financial Advisors.

Neither Roma MHC, Roma Financial nor any Roma Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Sandler O’Neill & Partners, L.P. by Roma Financial and the fee payable pursuant thereto.  Roma Financial has Previously Disclosed a true and correct copy of the engagement agreement with Sandler O’Neill & Partners, L.P. for its services rendered to the Roma Parties in connection with the Mergers and transactions contemplated by this Agreement.

Section 3.15  Environmental Matters.

(a)           With respect to Roma Financial and each Roma Subsidiary:

(i)           To the Knowledge of Roma Financial, neither the conduct nor operation of its business nor any condition of any property currently or previously owned or operated by it, results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon Roma Financial or any Roma Subsidiary.  To the Knowledge of Roma Financial, no condition exists or event has occurred with respect to any of Roma Financial and each Roma Subsidiary or any owned or operated property that is reasonably likely to result in any material liability to Roma Financial or any Roma Subsidiary by reason of any Environmental Laws.  Neither Roma Financial nor any Roma Subsidiary during the past five years has received any written notice from any Person or Governmental Entity that Roma Financial or any Roma Subsidiary or the operation or condition of any property ever owned, operated by Roma Financial or any Roma Subsidiary (including Participation Facilities) are currently in violation of or otherwise are alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon Roma Financial or any Roma Subsidiary;

(ii)           There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the Knowledge of Roma Financial, threatened, before any court, governmental agency or other forum against Roma Financial or any Roma Subsidiary (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or Release  into the environment of any Materials of Environmental Concern whether or not occurring at or on a site owned, leased or operated by Roma Financial or any Roma Subsidiary;

(iii)           To Roma Financial’s Knowledge, there are no underground storage tanks on, in or under any properties owned or operated by Roma Financial or any Roma Subsidiary, and to Roma Financial’s Knowledge, no underground storage tanks have been closed or removed from any properties owned or operated by Roma Financial or any Roma Subsidiary or any Participation Facility except in compliance with Environmental Laws in all material respects; and

(iv)           To the Knowledge of Roma Financial, no condition exists on any property for which Roma Financial holds a lien, that results or resulted in a material violation of Environmental Laws or creates a material liability under Environmental Law that is reasonably likely to impose a material liability (including a material remediation obligation) upon Roma Financial or any Roma Subsidiary.

(b)    “Participation Facility” means any facility in which Roma Financial or any Roma Subsidiary participates in the management (as that term is defined under CERCLA), whether as a fiduciary, lender in control of the facility, owner or operator.

Section 3.16  Loan Portfolio.

(a)           The allowance for loan losses reflected in Roma Financial’s audited consolidated balance sheet at December 31, 2011 was, and the allowance for loan losses shown on the balance sheets in the Roma Financial Securities Documents for periods ending after December 31, 2011 was or will be, adequate, as of the date thereof, under GAAP.

(b)           Roma Financial has Previously Disclosed a list setting forth, as of November 30, 2012, by account, of: (A) all loans (including loan participations) of Roma Financial or any other Roma Subsidiary that have been accelerated during the past twelve months; (B) all loan commitments or lines of credit of Roma Financial or any other Roma Subsidiary which have been terminated by Roma Financial or any other Roma Subsidiary during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (C) each borrower, customer or other party which has notified Roma Financial or any other Roma Subsidiary during three years preceding the date of this Agreement, or has asserted against Roma Financial or any other Roma Subsidiary, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of Roma Financial, each borrower, customer or other party which has given Roma Financial or any other Roma Subsidiary any oral notification of, or orally asserted to or against Roma Financial or any other Roma Subsidiary, any such claim; (D) all loans, (1) that are contractually past due 60 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that are as of the date of this Agreement classified as “substandard,” “doubtful,” “loss,” “classified,” “criticized,” “credit risk assets,” “concerned loans,” “watch list” or “special mention” (or words of similar import) by Roma Financial and any Roma Subsidiary, or any applicable Regulatory Authority, (4) as to which a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the loans are less than 90 days past due, (5) where, during the past three years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, (6) where a specific reserve allocation exists in connection therewith or (7) that are required to be accounted for as a troubled debt restructuring in accordance with Financial Accounting Standards Board Accounting Standards Codification 310-40, “Troubled Debt Restructuring by Creditors,” as updated by Accounting Standards Update 2011-02; and  (E) all assets classified by Roma Bank or any Roma Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.  The foregoing list may exclude any individual loan with a principal outstanding balance of less than $100,000.

(c)           All loans receivable (including discounts) and accrued interest entered on the books of Roma Financial and each Roma Subsidiary arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of Roma Financial’s or the appropriate Roma Subsidiary’s respective business.  To the Knowledge of Roma Financial, the loans, discounts and the accrued interest reflected on the books of Roma Financial and each Roma Subsidiary are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity.  All such loans are owned by Roma Financial or the appropriate Roma Subsidiary free and clear of any liens.

(d)           The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

Section 3.17  Reserved.

Section 3.18  Related Party Transactions.

           Except as Previously Disclosed or as described in Roma Financial’s Proxy Statement distributed in connection with the annual meeting of shareholders held on April 18, 2012, neither Roma Financial nor any Roma Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of Roma Financial or any Roma Subsidiary. All such transactions that are loans (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve substantially more than the normal risk of collectability or present other unfavorable features (as such terms are used under Item 404 of SEC Regulation S-K promulgated under the Securities Act and the Exchange Act). All such transactions (whether or not loans) complied with FDIC Regulation O and FRB Regulation W, to the extent applicable. No loan or credit accommodation to any Affiliate of Roma Financial or any Roma Subsidiary is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended.  To the Knowledge of Roma Financial, neither Roma Financial nor any Roma Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by Roma Financial is inappropriate.

Section 3.19  Investment Management and Related Activities.

           Except as Previously Disclosed, none of Roma Financial, any Roma Subsidiary or any director, officer or employee of Roma Financial or any Roma Subsidiary, is required to be registered, licensed or authorized under the laws or regulations issued by any Governmental Entity as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Entity.

Section 3.20  Registration Obligations.

Neither Roma Financial nor any Roma Subsidiary is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

Section 3.21  Risk Management Instruments.

All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Roma Financial’s own account, or for the account of one or more of Roma Financial or a Roma Subsidiary or their customers, were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of Roma Financial, with counterparties believed to be financially responsible at the time; and to Roma Financial’s Knowledge each of them constitutes the valid and legally binding obligation of Roma Financial or a Roma Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect.  Neither Roma Financial nor any Roma Subsidiary, nor to the Knowledge of Roma Financial any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

Section 3.22  Fairness Opinion.

Roma Financial has received a written opinion from Sandler O’Neill & Partners, L.P. to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the minority shareholders of Roma Financial pursuant to this Agreement is fair to such shareholders from a financial point of view.  Such opinion has not been amended or rescinded as of the date of this Agreement.

Section 3.23  Trust Accounts.

Roma Bank and each Roma Subsidiary has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations.  Neither Roma nor any other Roma Subsidiary, and to the Knowledge of Roma Financial, nor any of their respective directors, officers or employees, have committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account.

Section 3.24  Intellectual Property.

Roma Financial and each Roma Subsidiary owns or, to Roma Financial’s Knowledge, possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, service marks and trademarks, which are material to the conduct of their business as currently conducted, each without payment, except for all license agreements under which license fees or other payments are due in the ordinary course of Roma Financial’s or any Roma  Subsidiary’s business, and neither Roma Financial nor any Roma Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others.  Roma Financial and each Roma Subsidiary has performed all the material obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing.  To the Knowledge of Roma Financial, the conduct of the business of Roma Financial and each Roma Subsidiary as currently conducted or proposed to be conducted does not, in any material respect, infringe upon, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

Section 3.25  Labor Matters.

There are no labor or collective bargaining agreements to which Roma Financial or any Roma Subsidiary is a party.  To the Knowledge of Roma Financial, there is no union organizing effort pending or threatened against Roma Financial or any Roma Subsidiary.  There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of Roma Financial, threatened against Roma Financial or any Roma Subsidiary.  There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of Roma Financial, threatened against Roma Financial or any Roma Subsidiary (other than routine employee grievances that are not related to union employees).  Roma Financial and each Roma Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice.

Section 3.26  Roma Financial Information Supplied.

The information relating to Roma Financial and any Roma Subsidiary to be contained in the Proxy Statement-Prospectus, or furnished to Investors Bancorp for inclusion in any other document filed with any Regulatory Authority or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The Proxy Statement-Prospectus will comply with the provisions of the Exchange Act and the rules and regulations thereunder and the provisions of the Securities Act and the rules and regulations thereunder, except that no representation or warranty is made by Roma Financial with respect to statements made or incorporated by reference therein based on information supplied by Investors Bancorp specifically for inclusion or incorporation by reference in the Proxy Statement-Prospectus.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE INVESTORS PARTIES

Each of the Investors Parties represent and warrant to Roma Financial that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made on the Closing Date), except as Previously Disclosed, and except as to any representation or warranty which relates to a specific date.  Investors Bancorp has made a good faith effort to ensure that the disclosure on each schedule of the Disclosure Schedules delivered by it to Roma Financial corresponds to the section referenced herein.  However, for purposes of these Disclosure Schedules, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.  References to the Knowledge of Investors Bancorp shall include the Knowledge of Investors Bank and Investors MHC.

Section 4.01  Standard.

Except as set forth in the following sentence, no representation or warranty of the Investors Parties contained in this Article IV (other than the representation and warranty contained in Section 4.08, which shall be true in all respects) shall be deemed untrue or incorrect, and the Investors Parties shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of this Article IV, has had or reasonably would be expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty.  The foregoing standard shall not apply to representations and warranties contained in Sections 4.02 (other than Sections 4.02(d), 4.02(e) and 4.02(f) and the last sentence of Section 4.02(b)), Section 4.03, and Section 4.04 (other than Section 4.04(b)(iii)), which shall be true and correct in all material respects, and Section 4.08, which shall be deemed untrue and incorrect if not true and correct in all respects.

Section 4.02  Organization.

(a)           Investors MHC is a mutual holding company organized, validly existing and in good standing under the laws of the State of New Jersey, and is duly registered as a bank holding company under the BHCA. Investors MHC has the full corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Investors MHC.

(b)           Investors Bancorp is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly registered as a bank holding company under the BHCA.  Investors Bancorp has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Investors Bancorp.

(c)           Investors Bank is a savings bank duly organized and validly existing under the laws of the State of New Jersey.  The deposits of Investors Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.  Investors Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.

(d)           Investors Bancorp has Previously Disclosed each Investors Bancorp Subsidiary.  Each Investors Bancorp Subsidiary is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

(e)           The respective minute books of Investors MHC, Investors Bancorp and each Investors Bancorp Subsidiary accurately records, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including committees) through the date of this Agreement.

(f)           Prior to the date of this Agreement, Investors Bancorp has made available to Roma Financial true and correct copies of the certificate of incorporation and bylaws of Investors Bancorp, Investors Bank and Investors MHC.

(g)           Investors MHC is engaged in no operating activities other than holding shares of Investors Bancorp Common Stock, and has no assets, other than shares of Investors Bancorp Common Stock and cash, cash equivalents or financial investments, and has no liabilities.

Section 4.03  Capitalization.

(a)           The authorized capital stock of Investors Bancorp consists of two hundred million (200,000,000) shares of common stock, $0.01 par value (“Investors Bancorp Common Stock”), and fifty million (50,000,000) shares of Preferred Stock, $0.01 par value (the “Investors Bancorp Preferred Stock”).  As of the date of this Agreement, there are 111,889,882 shares of Investors Bancorp Common Stock outstanding, all of which are validly issued, fully paid and nonassessable and none of which were issued in violation of any preemptive rights, including 65,396,235 shares of Investors Bancorp Common Stock held by Investors MHC (the “Investors MHC Shares”). There are no shares of Investors Bancorp Preferred Stock issued and outstanding. As of the date of this Agreement, there are 6,120,398 shares of Investors Bancorp Common Stock held by Investors Bancorp as treasury stock. Except for Investors Bancorp Options, neither Investors Bancorp nor any Investors Bancorp Subsidiary has or is bound by any Right of any character relating to the purchase, sale, issuance or voting of, or right to receive dividends or other distributions on, any shares of Investors Bancorp Common Stock, or any other security of Investors Bancorp or any Investors Bancorp Subsidiary, or any securities representing the right to vote, purchase or otherwise receive any shares of Investors Bancorp Common Stock or any other security of Investors Bancorp.

(b)           Investors MHC owns the Investors MHC Shares free and clear of any lien or encumbrance. Except for shares of Investors Bancorp Common Stock (and any equity interests that may be attributed to Investors MHC due to its ownership of Investors Bancorp Common Stock), Investors MHC does not possess, directly or indirectly, any equity interest in any corporation.

(c)           The authorized capital stock of Investors Bank consists of five million (5,000,000) shares of common stock, $2.00 par value, and no shares of preferred stock.  There are two hundred and fifty thousand (250,000) shares of Investors Bank common stock outstanding, all of which are validly issued, fully paid and nonassessable and none of which were issued in violation of any preemptive rights, and all of which are owned by Investors Bancorp free and clear of any liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever.

(d)           To the Knowledge of Investors Bancorp, and except as set forth in the Investors Bancorp proxy statement dated April 10, 2012, no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act) is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of Investors Bancorp Common Stock.

Section 4.04  Authority; No Violation.

(a)           The Investors Parties have full power and authority to execute and deliver this Agreement, and subject to (i) the receipt of all Regulatory Approvals, (ii) compliance with all conditions contained therein, including any statutory waiting periods, and (iii) the receipt of all required approvals of shareholders, to perform their obligations thereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Investors Parties and the completion by the Investors Parties of the transactions contemplated hereby have been duly and validly approved by the requisite vote of each Board of Directors of the Investors Parties and by Investors Bancorp as the sole shareholder of Investors Bank, and, except for approval from the shareholders of Investors Bancorp, no other corporate proceedings on the part of the Investors Parties are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of the Investors Parties and constitutes the valid and binding obligations of each of the Investors Parties, enforceable against each of the Investors Parties in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and as to Investors Bank, the conservatorship or receivership provisions of the FDIA, and subject, as to enforceability, to general principles of equity.

(b)           Subject to the receipt of approvals from the Regulatory Authorities and the compliance by the Investors Parties and the Roma Parties with any conditions contained therein (including the expiration of any applicable waiting period),

(A)           the execution and delivery of this Agreement by the Investors Parties,

(B)           the consummation of the transactions contemplated hereby, and

(C)           compliance by the Investors Parties with any of the terms or provisions hereof,

will not: (i) conflict with or result in a material breach of any provision of the charters or bylaws of any of the Investors Parties or the certificate of incorporation of any Investors Bancorp Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Investors Parties or any of the properties or assets of the Investors Parties; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of any of the Investors Parties under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which any Investors Party is a party, or by which they or any of their respective properties or assets may be bound or affected, except in the case of clause (iii) above, for violations which, individually or in the aggregate, would not have a Material Adverse Effect on the Investors Parties.

(c)           The affirmative vote of the holders of a majority of the issued and outstanding shares of Investors Bancorp Common Stock voted at the Investors Bancorp Shareholder Meeting is the only vote of holders of any class of Investors Bancorp’s capital stock necessary to adopt and approve this Agreement and the transactions contemplated hereby.

(d)           The board of directors of Investors Bancorp, by resolution duly adopted by the requisite vote of the board of directors at a meeting duly called and held, has (x) determined that this Agreement, the Mid-Tier Merger and the other transactions contemplated hereby are fair to and in the best interests of Investors Bancorp and its shareholders and declared the Mid-Tier Merger to be advisable, and (y) recommended that the shareholders of Investors Bancorp approve this Agreement and directed that such matter be submitted for consideration by the Investors Bancorp shareholders at the Investors Bancorp Shareholders Meeting.

Section 4.05  Consents.

Except for (a) filings with Regulatory Authorities, the receipt of the Regulatory Approvals, the expiration of any waiting periods, and compliance with any conditions contained therein, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, the Articles of Combination with the Regulatory Authorities, and such filings with the Department, the OCC and the FRB as are required for the Roma Bank Merger and the MHC Merger, (c) the filing with the SEC of (i) the Merger Registration Statement and (ii) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (e) the filing with the Nasdaq Stock Market of a notification of the listing of the shares of Investors Common Stock to be issued in the Mid-Tier Merger, and (f) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of shares of Investors Common Stock pursuant to this Agreement, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary, and, to the Knowledge of Investors Bancorp, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by the Investors Parties, and (y) the completion of the Mergers by the Investors Parties.  The Investors Parties have no Knowledge of any reason that any Regulatory Approvals or other required consents or approvals will not be received.

Section 4.06  Financial Statements and Securities Documents.

(a)           The Annual Reports on Form 10-K for the years ended December 31, 2011 and December 31, 2010 filed with the SEC by Investors Bancorp, and all other reports, registration statements, definitive proxy statements or information statements filed by Investors Bancorp subsequent to December 31, 2009 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act or under the Securities Act (the “Investors Bancorp Securities Documents”), in the form filed with the SEC as of the date filed or, if amended or supplemented as of the date amended or supplemented, (A) complied in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The Investors Financials included or incorporated by reference into any such filing (including the related notes and schedules thereto) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of Investors Bancorp and the Investor Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

(b)           Investors Bancorp has made available to the Roma Parties true, correct and complete copies of all written correspondence between the SEC and Investors Bancorp and any Investors Bancorp Subsidiary occurring since December 31, 2009.  There are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Investors Bancorp Securities Documents.  The books and records of Investors Bancorp and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(c)           Since January 1, 2009, Investors Bancorp and each of its Subsidiaries have timely filed all reports, forms, schedules, registrations, statements and other documents, together with any amendments thereto, that they were required to file with any Governmental Entity and such reports were complete and accurate and in compliance with the requirements of applicable laws and regulations, and all fees and assessments due and payable in connection therewith have been paid.

(d)           Investors Bancorp (x) has implemented and maintains a system of internal control over financial reporting (as required by Rule 13a-15(a) of the Exchange Act) that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP and to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets and (iii) access to assets is permitted only in accordance with management’s general or specific authorization, (y) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Investors Bancorp, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Investors Bancorp by others within those entities, and (z) has disclosed, based on its most recent evaluation prior to the date hereof, to Investors Bancorp outside auditors and the audit committee of Investors Bancorp Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Investors Bancorp ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Investors Bancorp internal control over financial reporting. These disclosures (if any) were made in writing by management to Investors Bancorp auditors and audit committee and a copy has previously been made available to Roma Financial.  Investors Bancorp management has completed an assessment of the effectiveness of its internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 for the year ended December 31, 2011, and such assessment concluded that such controls were effective.

(e)           Since December 31, 2009, (A) neither Investors Bancorp nor any Investors Bancorp Subsidiary nor, to its Knowledge, any director, officer, employee, auditor, accountant or representative of Investors Bancorp or any Investors Bancorp Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Investors Bancorp or any Investors Bancorp Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Investors Bancorp or any Investors Bancorp Subsidiary has engaged in questionable accounting or auditing practices, and (B) no attorney representing Investors Bancorp or any Investors Bancorp Subsidiary, whether or not employed by Investors Bancorp or any Investors Bancorp Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by it or any of its officers, directors, employees or agents to its board of directors or any committee thereof or to any of its directors or officers.

(f)           Other than in connection with this Agreement and the transactions contemplated hereby, since December 31, 2011, Investors Bancorp and its Subsidiaries have not incurred any liability other than as reflected in the Investors Financials or in the ordinary course of business consistent with past practice.

Section 4.07  Taxes.

Each Investors Party and each Investors Bancorp Subsidiary has duly filed all Tax Returns required to be filed by or with respect to it on or prior to the Closing Date, taking into account any extensions (all of such returns, to the Knowledge of Investors Bancorp, being accurate and correct in all material respects) and had duly paid or made provisions for the payment of all material Federal, state and local taxes which have been incurred by or are due or claimed to be due from it by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Closing Date other than taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined.  As of the date of this Agreement, none of the Investors Parties has received written notice of, and to Knowledge of Investors Bancorp there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of any Investors Party or any Investors Bancorp Subsidiary, and no written claim has been made by any authority in a jurisdiction where any Investors Party or any Investors Bancorp Subsidiary does not file tax returns that an Investors party or any Investors Bancorp Subsidiary is subject to taxation in that jurisdiction.  No Investors Party and no Investors Bancorp Subsidiary has executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect.  Each Investors Party and each Investors Bancorp Subsidiary has, to its Knowledge, withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owning to any employee, independent contractor, creditor, shareholder or other third party, and each Investors Party and each Investors Bancorp Subsidiary, to the Knowledge of Investors Bancorp, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements.

Section 4.08  No Material Adverse Effect.

Investors Bancorp has not suffered any Material Adverse Effect since December 31, 2011 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Investors Bancorp.

Section 4.09  Ownership of Property; Insurance Coverage.

(a)           Investors Bancorp and each Investors Bancorp Subsidiary has good and, as to real property, marketable title to all material assets and properties owned by Investors Bancorp or each Investors Bancorp Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Investors Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by an Investors Bancorp Subsidiary acting in a fiduciary capacity, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) non-monetary liens affecting real property which do not adversely affect the value or use of such real property, and (iv) those described and reflected in the Investors Financials. Investors Bancorp and the Investors Bancorp Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by Investors Bancorp and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.

(b)           With respect to all material agreements pursuant to which Investors Bancorp or any Investors Bancorp Subsidiary has purchased securities subject to an agreement to resell, if any, Investors Bancorp or such Investors Bancorp Subsidiary, as the case may be, has a lien or security interest (which to Investors Bancorp’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

(c)           Investors Bancorp and each Investors Bancorp Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations.  Neither Investors Bancorp nor any Investors Bancorp Subsidiary has received notice from any insurance carrier since December 31, 2009 that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs (other than with respect to health or disability insurance) with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by Investors Bancorp or any Investors Bancorp Subsidiary under such policies (other than with respect to health or disability insurance). All such insurance is valid and enforceable and in full force and effect, and since December 31, 2009 Investors Bancorp and each Investors Bancorp Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies.

Section 4.10  Legal Proceedings.

Neither Investors MHC, Investors Bancorp nor any Investors Bancorp Subsidiary is a party to any, and there are no pending or, to the Knowledge of Investors Bancorp, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against Investors MHC, Investors Bancorp or any Investors Bancorp Subsidiary, (ii) to which Investors MHC, Investors Bancorp or any Investors Bancorp Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which would reasonably be expected to adversely affect the ability of the Investors Parties to perform under this Agreement, except as to (i) and (ii) above, for any proceeding, claim, action, investigation or inquiry which, if adversely determined, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on Investors Bancorp.

Section 4.11  Compliance With Applicable Law.

(a)           To the Knowledge of Investors Bancorp, each of Investors Bancorp and each Investors Bancorp Subsidiary is in compliance in all material respects with all applicable Federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair Housing Act, the CRA, the Home Mortgage Disclosure Act, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither Investors Bancorp nor any Investors Bancorp Subsidiary has received any written notice to the contrary. The Board of Directors of Investors Bank has adopted and Investors Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder.  Neither Investors Bancorp nor any Investors Subsidiary is a party to any agreement with any individual or group regarding CRA matters.

(b)           Each of Investors MHC, Investors Bancorp and each Investors Bancorp Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Regulatory Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of Investors Bancorp, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.

(c)           Since December 31, 2009, neither Investors MHC, Investors Bancorp nor any Investors Bancorp Subsidiary has received any written notification or, to the Knowledge of Investors Bancorp, any other communication from any Regulatory Authority (i) asserting that Investors MHC, Investors Bancorp or any Investors Bancorp Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces; (ii) requiring or threatening to require Investors MHC, Investors Bancorp or any Investors Bancorp Subsidiary, or indicating that Investors MHC, Investors Bancorp or any Investors Bancorp Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any Federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting in any material respect the operations of Investors Bancorp or any Investors Bancorp Subsidiary, including without limitation any restriction on the payment of dividends; or (iii) directing,  in any manner the operations of Investors Bancorp or any Investors Bancorp Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as an “Investors Bancorp Regulatory Agreement”). Neither Investors MHC, Investors Bancorp nor any Investors Bancorp Subsidiary has consented to or entered into any currently effective Investors Bancorp Regulatory Agreement.  The most recent regulatory rating given to Investors Bank as to compliance with the CRA is satisfactory or better.

(d)           Investors Bancorp is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and (ii) the applicable listing and corporate governance rules and regulations of the Nasdaq.

Section 4.12  Investors Bancorp Common Stock.

The shares of Investors Bancorp Common Stock to be issued as Merger Consideration pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

Section 4.13  Investors Bancorp Information Supplied.

The information relating to Investors Bancorp and any Investors Bancorp Subsidiary to be contained in the Proxy Statement-Prospectus, in any proxy statement for the merger of RomAsia Bank with and into Investors Bank or the merger of Roma MHC with and into Investors MHC, or in other document filed with any Regulatory Authority or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The Proxy Statement-Prospectus will comply with the provisions of the Exchange Act and the rules and regulations thereunder and the provisions of the Securities Act and the rules and regulations thereunder, except that no representation or warranty is made by Investors Bancorp with respect to statements made or incorporated by reference therein based on information supplied by Roma Financial specifically for inclusion or incorporation by reference in the Proxy Statement-Prospectus.

Section 4.14  Employee Benefit Plans.

(a)           Investors Bancorp has Previously Disclosed a list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, employee stock ownership, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit, and fringe benefit plans and all other benefit practices, policies and arrangements maintained by Investors Bancorp or any Investors Bancorp Subsidiary and in which employees in general may participate (the “Investors Compensation and Benefit Plans”).

(b)           To the Knowledge of Investors Bancorp, each  Investors Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the IRC, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, HIPAA, and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the IRC, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, and HIPAA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full.  Each Investors Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the IRC has received a favorable determination letter from the IRS or is entitled to rely on a determination letter issued to the sponsor of a master or prototype plan, and Investors Bancorp is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter.  There is no material pending or, to the Knowledge of Investors Bancorp, threatened action, suit or claim relating to any of the Investors Compensation and Benefit Plans (other than routine claims for benefits).  Neither Investors Bancorp nor any Investors Bancorp Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any Investors Compensation and Benefit Plan that would reasonably be expected to subject Investors Bancorp or any Investors Bancorp Subsidiary to a material unpaid tax or penalty imposed by either Section 4975 of the IRC or Section 502 of ERISA.

(c)           No liability to any Governmental Entity, other than PBGC premiums arising in the ordinary course of business, has been or is expected by Investors Bancorp or any Investors Bancorp Subsidiary with respect to any Investors Compensation and Benefit Plan which is subject to Title IV of ERISA (“Investors Defined Benefit Plan”) currently or formerly maintained by Investors Bancorp or any entity which is considered one employer with Investors Bancorp under Section 4001(b)(1) of ERISA or Section 414 of the IRC (an “Investors ERISA Affiliate”).  No Investors Defined Benefit Plan had an “accumulated funding deficiency” (as defined in Section 431 of the IRC), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof.  The fair market value of the assets of each  Investors Defined Benefit Plan exceeds the present value of the benefits guaranteed under Section 4022 of ERISA under such Investors Defined Benefit Plan as of the end of the most recent plan year with respect to the respective Investors Defined Benefit Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Investors Defined Benefit Plan as of the date hereof; and no notice of a “reportable event” (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any  Investors Defined Benefit Plan within the 12-month period ending on the date hereof.  Neither Investors Bancorp nor any of its Investors Subsidiaries has provided, or is required to provide, security to any Investors Defined Benefit Plan or has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result in the imposition of a lien under Section 412(n) of the IRC or pursuant to ERISA.  Neither Investors Bancorp nor any Investors Bancorp Subsidiary nor any Investors ERISA Affiliate has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA, on or after January 1, 1998.

(d)           All material contributions required to be made under the terms of any Investors Compensation and Benefit Plan have been timely made, and all anticipated contributions and funding obligations are accrued on Investors Bancorp’s consolidated financial statements to the extent required by GAAP.   Investors Bancorp and its Subsidiaries have expensed and accrued as a liability the present value of future benefits under each applicable Investors Compensation and Benefit Plan for financial reporting purposes to the extent required by GAAP.

Section 4.15  Environmental Matters.

(a)           To the Knowledge of Investors Bancorp, neither the conduct nor operation of its business nor any condition of any property currently or previously owned or operated by it (including, without limitation, in a fiduciary or agency capacity), or on which it holds a lien, results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon Investors Bancorp or any of Investors Bancorp Subsidiary.  To the Knowledge of Investors Bancorp, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to Investors Bancorp or any Investors Bancorp Subsidiary by reason of any Environmental Laws.  Neither Investors Bancorp nor any Investors Bancorp Subsidiary during the past five years has received any written notice from any Person that Investors Bancorp or any Investors Bancorp Subsidiary or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by any of them are currently in violation of or otherwise are alleged to have financial exposure under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon Investors Bancorp or any Investors Bancorp Subsidiary.

(b)           There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the Knowledge of Investors Bancorp, threatened, before any court, governmental agency or other forum against Investors Bancorp or any Investors Bancorp Subsidiary (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release (defined herein) into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by any of the Investors Bancorp or any Investors Bancorp Subsidiary.

Section 4.16  Brokers, Finders and Financial Advisors.

Neither Investors MHC, Investors Bancorp nor any Investors Bancorp Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Stifel Nicolaus Weisel (“Stifel”) and RBC Capital Markets, LLC (“RBC”) by Investors Bancorp and the fee payable pursuant thereto.  Investors Bancorp has Previously Disclosed true and correct copies of the engagement agreements with Stifel and RBC, setting forth the fee payable to Stifel and RBC for services rendered to the Investors Parties in connection with the Mergers and transactions contemplated by this Agreement.

Section 4.17  Securities Documents.

Investors Bancorp has made available to Roma Financial copies of its (i) annual reports on Form 10-K for the years ended December 31, 2011, 2010 and 2009, and (ii) proxy materials used in connection with its meetings of shareholders held in 2011, 2010 and 2009.

Section 4.18  Fairness Opinion.

Investors Bancorp has received a written opinion from RBC to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be paid by Investors Bancorp is fair to Investors Bancorp from a financial point of view.

Section 4.19  Loan Portfolio.

(a)           The allowance for loan losses reflected in Investors Bancorp’s audited consolidated balance sheet at December 31, 2011 was, and the allowance for loan losses shown on the balance sheets in the Investors Bancorp Securities Documents for periods ending after December 31, 2011 was or will be, adequate, as of the date thereof, under GAAP.

(b)           Investors Bancorp has Previously Disclosed a list setting forth, as of October 31, 2012, by account, of: (A) all loans (including loan participations) of Investors Bancorp or any other Investors Subsidiary that have been accelerated during the past twelve months; (B) all loan commitments or lines of credit of Investors Bancorp or any other Investors Subsidiary which have been terminated by Investors Bancorp or any other Investors Subsidiary during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (C) each borrower, customer or other party which has notified Investors Bancorp or any other Investors Subsidiary during three years preceding the date of this Agreement, or has asserted against Investors Bancorp or any other Investors Subsidiary, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of Investors Bancorp, each borrower, customer or other party which has given Investors Bancorp or any other Investors Subsidiary any oral notification of, or orally asserted to or against Investors Bancorp or any other Investors Subsidiary, any such claim; (D) all loans, (1) that are contractually past due 60 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that are as of the date of this Agreement classified as “substandard,” “doubtful,” “loss,” “classified,” “criticized,” “credit risk assets,” “concerned loans,” “watch list” or “special mention” (or words of similar import) by Investors Bancorp and any Investors Subsidiary, or any applicable Regulatory Authority, (4) as to which a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the loans are less than 90 days past due, (5) where, during the past three years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, (6) where a specific reserve allocation exists in connection therewith or (7) that are required to be accounted for as a troubled debt restructuring in accordance with Financial Accounting Standards Board Accounting Standards Codification 310-40, “Troubled Debt Restructuring by Creditors,” as updated by Accounting Standards Update 2011-02; and  (E) all assets classified by Investors Bank or any Investors Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.  The foregoing list may exclude any individual loan with a principal outstanding balance of less than $500,000.

(c)           All loans receivable (including discounts) and accrued interest entered on the books of Investors Bancorp and each Investors Subsidiary arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of Investors Bancorp’s or the appropriate Investors Subsidiary’s respective business.  To the Knowledge of Investors Bancorp, the loans, discounts and the accrued interest reflected on the books of Investors Bancorp and each Investors Subsidiary are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity.  All such loans are owned by Investors Bancorp or the appropriate Investors Subsidiary free and clear of any liens.

(d)           The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

Section 4.20  Registration Obligations.

Neither Investors Bancorp nor any Investors Subsidiary is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

Section 4.21  Material Contracts.

Since December 31, 2011, through and including the date of this Agreement, and except as publicly disclosed in the Investors Bancorp Securities Documents filed or furnished prior to the date hereof, neither Investors Bancorp nor any Investors Subsidiary has entered into any contract that would be required to be filed as an exhibit to the Investors Bancorp Securities Documents.

ARTICLE V
COVENANTS OF THE ROMA PARTIES

Section 5.01  Conduct of Business.

(a)           Affirmative Covenants.  During the period from the date of this Agreement to the Effective Time, except with the written consent of Investors Bancorp, which consent will not be unreasonably withheld, conditioned or delayed, each of the Roma Parties will, and it will cause each Roma Subsidiary to: operate its business in the usual, regular and ordinary course of business; use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises, and voluntarily take no action which would, or would be reasonably likely to, (i) materially adversely affect the ability of the Parties to obtain any Regulatory Approvals or other approvals of Governmental Entities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or (ii) materially adversely affect its ability to perform its covenants and agreements under this Agreement.

(b)           Negative Covenants.  Each of the Roma Parties agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement or as Previously Disclosed, without the written consent of Investors Bancorp (which consent shall not be unreasonably withheld, conditioned or delayed), it will not, and it will cause each Roma Subsidiary not to:

(i)           change or waive any provision of its Certificate of Incorporation, Charter or Bylaws, or appoint a new director to its board of directors;

(ii)           change the number of authorized or issued shares of its capital stock, issue any shares of its capital stock, including any shares that are held as “treasury shares” as of the date of this Agreement, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under the Roma Financial Equity Incentive Plans or any other equity compensation plan or arrangement, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock; notwithstanding the foregoing, (i) Roma Financial and RomAsia Bank may issue shares of its common stock upon the valid exercise, in accordance with the information Previously Disclosed, of presently outstanding Roma Financial Options issued under the Roma Financial Equity Incentive Plans; and (ii) Roma Bank may pay cash dividends to Roma Financial consistent with past practice.

(iii)           enter into, amend in any material respect or terminate any contract or agreement except for any such contract or agreement that is for a term of twelve months or less or terminable at will without penalty, involves a cost of less than $100,000, and is otherwise in the ordinary course of business;

(iv)           make application for the opening or closing of any, or except with respect to the Previously Disclosed applications, open or close any, branch or automated banking facility;

(v)           grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, change in control agreement, incentive plan or arrangement, severance agreement, supplemental executive agreement, or similar compensation arrangement or agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except (i) as may be required pursuant to commitments existing on the date hereof and as Previously Disclosed, and (ii) pay increases in the ordinary course of business consistent with past practice to non-executive officer employees. Neither Roma Financial nor any Roma Subsidiary shall hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $75,000, provided that Roma Financial or a Roma Subsidiary may hire at-will, non-officer employees to fill vacancies that may from time to time arise in the ordinary course of business;

(vi)           enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

(vii)           merge or consolidate Roma Financial or any Roma Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of Roma Financial or any Roma Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between Roma Financial, or any Roma Subsidiary, and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; voluntarily revoke or surrender any certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

(viii)           sell or otherwise dispose of the capital stock of Roma Financial or any Roma Subsidiary or sell or otherwise dispose of any asset of Roma Financial or of any Roma Subsidiary other than in the ordinary course of business consistent with past practice; except for transactions with the FHLB, subject any asset of Roma Financial or of any Roma Subsidiary to a lien, pledge, security interest or other encumbrance other than in the ordinary course of business consistent with past practice;

(ix)           incur, modify, extend or renegotiate any indebtedness for borrowed money (other than deposits, federal funds purchased, FHLB advances and securities sold under agreements to repurchase, in each case in the ordinary course of business consistent with past practice), prepay any indebtedness or other similar arrangements so as to cause Roma Financial or any Roma Subsidiary to incur any prepayment penalty, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person;

(x)           voluntarily take any action which would result in any of the representations and warranties of the Roma Parties set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article VIII hereof not being satisfied, except in each case as may be required by applicable law;

(xi)           change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Regulatory Authority;

(xii)           waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which Roma Financial or any Roma Subsidiary is a party;

(xiii)           purchase any securities (other than FHLB stock as required by the FHLB) other than securities: (i) issued by a federal government agency, and (iii) with a weighted average life of not more than four years (based on the assumption that interest rates rise 300 basis points);

(xiv)           except for commitments issued prior to the date of this Agreement which have not yet expired and which have been Previously Disclosed, and the renewal of existing lines of credit, make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) in an amount in excess of $2.0 million for a commercial real estate loan or $500,000 for a commercial business loan, or $500,000 for a construction loan, or in excess of $750,000 for a residential loan.  In addition, the prior approval of Investors Bancorp is required with respect to the foregoing:  (i) any new loan or credit facility commitment to any borrower or group of affiliated borrowers whose credit exposure with Roma Bank, Roma Financial or any

Roma Subsidiary, in the aggregate, exceeds $2.5 million prior thereto or as a result thereof; and (ii) any new loan or credit facility commitment secured by any property located outside of New Jersey, Pennsylvania (no further west than Harrisburg) and Delaware;

(xv)           enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate;

(xvi)          enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest other than in the ordinary course of business consistent with past practices;

(xvii)         except for the execution of this Agreement, and actions taken or which will be taken in accordance with this Agreement and performance hereunder, take any action that would give rise to a right of payment to any individual under any employment agreement, other than to renew, following notice to Investors Bancorp, of existing employment agreements at current compensation rates and terms, subject to regulatory restrictions;

(xviii)        make any material change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; deposit pricing or gathering; or other material banking policies except as may be required by changes in applicable law or regulations, the OCC Agreement, GAAP or by a Regulatory Authority;

(xix)          except for the execution of this Agreement, and the transactions contemplated herein, take any action that would give rise to an acceleration of the right to payment to any individual under any Roma Financial Compensation and Benefit Plan, or that would cause the acceleration of vesting of any outstanding award granted under the Roma Financial Equity Incentive Plans;

(xx)           make any capital expenditures in excess of $75,000 individually or $150,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and as Previously Disclosed,and other than expenditures necessary to maintain existing assets in good repair; take any further steps, incur any additional costs, or enter into any additional binding commitments or agreements, with respect to the proposed “Town Center Building II” construction project.

(xxi)          undertake or enter into any lease, contract or other commitment for its account (other than renewals of existing contracts on current terms in the normal course of business consistent with past practice), other than in the normal course of providing credit to customers as part of its banking business, involving a payment by Roma Financial or any Roma Subsidiary of more than $100,000 annually, or containing any financial commitment on the part of Roma Financial or any Roma Subsidiary extending beyond 12 months from the date hereof and involving a payment by Roma Financial or any Roma Subsidiary of more than $100,000;

(xxii)         pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, except, in consultation with Investors Bancorp, with respect to any such payment, discharge, settlement or compromise made in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $75,000 individually or

$200,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings, or waive or release any material rights or claims, or agree to consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations; provided, however, that this covenant does not apply to any charge-off or partial charge-off of a loan balance as a result of a foreclosure proceedings or other real estate owned matters;

(xxiii)        Make any investment or commitment to invest in real estate or in any real estate development project; or foreclose upon or take a deed or title to any real estate (other than one (1) to four (4) family residential properties) without first conducting a Phase I environmental assessment of the property or foreclose upon any real estate if such environmental assessment indicates the presence of Materials of Environmental Concern;

(xxiv)         purchase or sell any mortgage loan servicing rights;

(xxv)          issue any broadly distributed communication relating to the Mergers to employees (including general communications relating to benefits and compensation) without prior consultation with Investors Bancorp and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of Investors Bancorp (which shall not be unreasonably withheld) or issue any broadly distributed communication to customers relating to the Mergers without the prior approval of Investors Bancorp (which shall not be unreasonably withheld), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Mergers or other transactions contemplated hereby;

(xxvi)  (1) take any action or knowingly fail to take any reasonable action that would, or would be reasonably likely to, prevent, impede or delay the Mergers from qualifying as reorganizations within the meaning of Section 368(a) of the IRC, or (2) take any action that is reasonably likely to result in a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation; or

(xxvii)        agree to do any of the foregoing.

Section 5.02  Current Information.

(a)           During the period from the date of this Agreement to the Effective Time, the Roma Parties will cause one or more of their representatives to confer with representatives of Investors Bancorp and report the general status of its ongoing operations at such times as Investors Bancorp may reasonably request, provided that such representatives shall be subject to the Confidentiality Agreement.  Roma Financial will promptly notify Investors Bancorp of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving Roma Financial or any Roma Subsidiary.  Without limiting the foregoing, senior officers of Investors Bancorp and Roma Financial and Roma Bank shall meet on a reasonably regular basis (expected to be at least monthly) to review the financial and operational affairs of Roma Financial and the Roma Subsidiaries, in accordance with applicable law, and Roma Financial shall give due consideration to Investors Bancorp’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither Investors Bancorp nor any Investors Bancorp Subsidiary shall under any circumstance be permitted to exercise control of Roma Financial or any Roma Subsidiary prior to the Effective Time.

(b)           Representatives of Roma Bank and Investors Bank shall meet on a regular basis to discuss and plan for the conversion of data processing and related electronic informational systems to those used by Investors Bank, which planning shall include, but not be limited to, discussion of the possible termination by Roma Bank of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used in connection with their systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that Roma Bank shall not be obligated to take any such action prior to the Effective Time and no conversion shall take place prior to the Effective Time.  In the event that Roma Bank takes, at the request of Investors Bank, any action relative to third parties to facilitate the conversion that results in the imposition of any termination fees or charges, Investors Bank shall indemnify Roma Bank for any such fees and charges, and the costs of reversing the conversion process, if for any reason the Mid-Tier Merger is not consummated for any reason other than a breach of this Agreement by one of the Roma Parties, or a termination of this Agreement under Section 10.01(g) or 10.01(i).

(c)           Roma Financial shall provide Investors Bank, within fifteen (15) business days after the end of each calendar month, a written list of nonperforming assets (the term “nonperforming assets,” for purposes of this subsection, means (i) loans that are “troubled debt restructuring” as defined in Financial Accounting Standards Board Accounting Standards Codification 310-40, “Troubled Debt Restructuring by Creditors,”, as updated by Accounting Standards Update 2011-02 (ii) loans on nonaccrual, (iii) real estate owned, (iv) all loans ninety (90) days or more past due) as of the end of such month and (v) impaired loans.  On a monthly basis, Roma Financial shall provide Investors Bank with a schedule of all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan.

(d)           Roma Financial shall promptly inform Investors Bancorp upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any Federal, state or local commission, agency or board) relating to the alleged liability of Roma Financial or any Roma Subsidiary under any labor or employment law.

Section 5.03  Access to Properties and Records.

(a)           The Roma Parties agree that upon reasonable notice and subject to applicable laws relating to the exchange of information, they will (and will cause each Roma Subsidiary to) afford Investors Bancorp, and its officers, employees, counsel, accountants and other authorized Representatives, such reasonable access during normal business hours throughout the period before the Effective Time to the books, records (including tax returns and work papers of independent auditors, provided that Investors Bancorp complies with any and all requirements of Roma Financial’s independent auditors with respect thereto), properties, personnel and to such other information as Investors Bancorp may reasonably request and, during such period, they will furnish promptly to Investors Bancorp (1) a copy of each report, schedule and other document filed by it pursuant to the requirements of Federal or state securities or banking laws, and (2) all other information concerning the business, properties and personnel of it as Investors may reasonably request.  In no event, however, will the Roma Parties be required to share or make available any information with respect to their evaluation of this Agreement and the transactions contemplated hereby or any Acquisition Proposal. The Roma Parties will not be required to afford access or disclose information that would violate or prejudice the rights of its customers, jeopardize attorney-client privilege or contravene any provisions of applicable law, rule or regulation or any binding agreement with any third party. The Roma Parties will make appropriate substitute arrangements in circumstances where the previous sentence applies.  Investors Bancorp will hold any information that is nonpublic and confidential in accordance with the confidentiality provisions of the Confidentiality Agreement.  No investigation by any party of the business and affairs of the other party, pursuant to this Section of the Agreement or otherwise, will affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to any party’s obligation to consummate the transactions contemplated by this Agreement.

(b)           Roma Financial shall permit Investors Bancorp, at Investors Bancorp’s expense, to cause a “phase I environmental audit” and a “phase II environmental audit” to be performed at each branch of Roma Bank at any time prior to the Closing Date; provided, however, that Investors Bancorp shall have the right to conduct a “phase II environmental audit” prior to the Closing only to the extent that a “phase II environmental audit” is within the scope of additional testing recommended by the “phase I environmental audit” to be performed as a result of a “Recognized Environmental Condition” (as such term is defined by ASTM International) that was discovered in the “phase I environmental audit,” and provided that as to any “phase II environmental audits” performed at a branch which is leased, the landlord pursuant to the applicable lease has consented to such “phase II environmental audit” if such consent is necessary pursuant to the lease.  Roma Bank will use their commercially reasonable efforts (at no cost to Roma Bank) to obtain such landlord consent.  Prior to performing any “phase II environmental audits,” Investors Bancorp will provide Roma Bank with a copy of its proposed work plan and Investors Bancorp will cooperate in good faith with Roma Bank to address any comments or suggestions made by Roma Bank regarding the work plan. Investors Bancorp and its environmental consultant shall conduct all environmental assessments pursuant to this Section at mutually agreeable times and so as to eliminate or minimize to the greatest extent possible interference with the operation of the banks’ business, and Investors Bancorp shall maintain or cause to be maintained reasonably adequate insurance with respect to any assessment conducted hereunder. Investors Bancorp shall be required to restore each such property to substantially its pre-assessment condition. All costs and expenses incurred in connection with any “phase I environmental audit” and any “phase II environmental audit,” and any restoration and clean up, shall be borne solely by Investors Bancorp.

Section 5.04  Financial and Other Statements.

(a)           Promptly upon receipt thereof, Roma Financial will furnish to Investors Bancorp copies of each annual, interim or special audit of the financial statements of Roma Financial and the Roma Financial Subsidiaries made by its independent auditors and copies of all internal control reports submitted to Roma Financial by such auditors in connection with each annual, interim or special audit of the financial statements of Roma Financial and the Roma Financial Subsidiaries made by such auditors.

(b)           Roma Financial will furnish to Investors Bancorp copies of all documents, statements and reports as it or any Roma Subsidiary shall send to its shareholders, the OCC, or any other Regulatory Authority, except as legally prohibited thereby.  Within 25 days after the end of each month, Roma Financial will deliver to Investors Bancorp a consolidated balance sheet and a consolidated statement of income, without related notes, for such month prepared in accordance with current financial reporting practices.

Section 5.05  Maintenance of Insurance; Tax Matters.

(a)           Roma Financial shall maintain, and cause each Roma Subsidiary to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of their properties and the nature of their business.

(b)           During the period from the date of this Agreement to the Effective Time, each of the Roma Parties shall, and shall cause their Subsidiaries to, (i) timely file (taking into account any extensions of time within which to file) all Tax Returns required to be filed by it, and such Tax Returns shall be prepared in a manner reasonably consistent with past practice; (ii) timely pay all taxes shown as due and payable on such Tax Returns that are so filed; (iii) establish an accrual in its books and records and financial statements in accordance with past practice for all taxes payable by it for which a Tax Return is due prior to the Effective Time; and (iv) promptly notify Investors Bancorp of any suit, claim, action, investigation, proceeding or audit pending against or with respect to Roma Financial or any Roma Subsidiary in respect of any tax matter, including, without limitation, tax liabilities and refund claims.

Section 5.06  Disclosure Supplements.

From time to time prior to the Effective Time, Roma Financial will promptly supplement or amend the Roma Financial Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, and notwithstanding the standard set forth in Section 3.01 of this Agreement, would have been required to be set forth or described in such Roma Financial Disclosure Schedule or which is necessary to correct any information in such Roma Financial Disclosure Schedule which has been rendered materially inaccurate thereby. No supplement or amendment to such Roma Financial Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article VIII.

Section 5.07  Consents and Approvals of Third Parties.

The Roma Parties shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement.

Section 5.08  Reasonable Best Efforts.

Subject to the terms and conditions herein provided, the Roma Parties agree to use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Mergers and the other transactions contemplated by this Agreement.

Section 5.09  Failure to Fulfill Conditions.

Roma Financial shall give prompt notice to Investors Bancorp of any fact, event or circumstance known to it that is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any condition set forth in Article VIII not being satisfied.

Section 5.10  No Solicitation.

(a)           Roma MHC and Roma Financial shall not, and shall not authorize nor permit any Roma Subsidiary and the respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents (collectively, the “Representatives”) to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Investors Bancorp) any information or data with respect to Roma Financial or any Roma Subsidiary or otherwise relating to an Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Roma Financial is a party; or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by Roma Financial or any Representative, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of Roma Financial or otherwise, shall be deemed to be a breach of this Agreement by Roma Financial. Roma Financial and each Roma Subsidiary shall, and shall cause each of Roma Financial Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from Investors Bancorp), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction. For purposes of this Agreement, “Acquisition Transaction” shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving Roma MHC, Roma Financial or any Roma Subsidiary; (B) any transaction pursuant to which any third party (other than Investors Bancorp or any Investors Bancorp Subsidiary) or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of Roma MHC, Roma Financial or any Roma Subsidiary representing, in the aggregate, twenty-five percent (25%) or more of the assets of Roma MHC, Roma Financial and its Subsidiaries on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing twenty-five percent (25%) or more of the votes attached to the outstanding securities of Roma Financial or any Roma Subsidiary; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty-five percent (25%) or more of any class of equity securities of Roma Financial or any Roma Subsidiary; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

(b)           Notwithstanding Section 5.10(a), Roma MHC and Roma Financial may take any of the actions described in clauses (ii) and (iv) of Section 5.10(a) if, but only if, prior to the date of the Roma Financial Shareholders Meeting: (i) Roma Financial has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this Section 5.10; (ii) the Roma Financial Board determines in good faith, after consultation with and having considered the advice of its outside legal counsel and its independent financial advisor, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal; (iii)  prior to furnishing or affording access to any information or data with respect to Roma Financial or any Roma Subsidiary or otherwise relating to an Acquisition Proposal, Roma Financial receives from such Person a confidentiality agreement with terms no less favorable to Roma Financial than those contained in the Confidentiality Agreement. Roma Financial shall promptly provide to Investors Bancorp any non-public information regarding Roma Financial or any Roma Subsidiary provided to any other Person that was not previously provided to Investors Bancorp, such additional information to be provided no later than the date of provision of such information to such other party.

For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written proposal (or its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Transaction on terms that the Roma Financial Board determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and a financial advisor: (i) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Roma Financial Common Stock or all, or substantially all, of the assets of Roma Financial and its Subsidiaries on a consolidated basis; (ii) would result in a transaction that involves consideration to the holders of the shares of Roma Financial Common Stock that is more favorable, from a financial point of view, than the consideration to be paid to Roma Financial’s shareholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and which proposal is not conditioned upon obtaining additional financing and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal, including any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby.

(c)           Roma Financial and/or Roma MHC shall promptly (and in any event within two business days) notify Investors Bancorp in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, Roma MHC, Roma Financial or any Roma Financial Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) unless: (i) such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement, (ii) disclosure of such materials jeopardizes the attorney-client privilege or (iii) disclosure of such materials contravenes any law, rule, regulation, order, judgment or decree. Roma Financial agrees that it shall keep Investors Bancorp informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

(d)           Neither the Roma Financial Board nor any committee thereof shall: (i) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to Investors Bancorp in connection with the transactions contemplated by this Agreement (including the Mergers), the Roma Financial Recommendation (as defined in Section 7.01), or make any statement, filing or release, in connection with Roma Financial Shareholders Meeting or otherwise, inconsistent with the Roma Financial Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Roma Financial Recommendation); or (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal.

(e)           Notwithstanding Section 5.10(d), prior to the date of the Roma Financial Shareholders Meeting, the Roma Financial Board may approve or recommend to the shareholders of Roma Financial a Superior Proposal and withdraw, qualify or modify the Roma Financial Recommendation in connection therewith (a “Roma Financial Subsequent Determination”) after the third (3rd) Business Day following Investors Bancorp’s receipt of a notice (the “Notice of Superior Proposal”) from Roma Financial advising Investors Bancorp that the Roma Financial Board has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 5.10) constitutes a Superior Proposal (it being understood that Roma Financial shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its affiliates that Roma Financial proposes to accept and the subsequent notice period shall be two (2) business days) if, but only if, (i) the Roma Financial Board has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and a financial advisor, that the failure to take such actions would be reasonably likely to be inconsistent with its fiduciary duties to Roma Financial’s shareholders under applicable law, and (ii) at the end of such three (3) Business Day period or the two (2) Business Day Period (as the case may be), after taking into account any such adjusted, modified or amended terms as may have been committed to in writing by Investors Bancorp since its receipt of such Notice of Superior Proposal (provided, however, that Investors Bancorp shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement), the Roma Financial Board has again in good faith made the determination (A) in clause (i) of this Section 5.10(e) and (B) that such Acquisition Proposal constitutes a Superior Proposal.

(f)           Nothing contained in this Section 5.10 shall prohibit Roma Financial or the Roma Financial Board from complying with Roma Financial’s obligations required under Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that any such disclosure relating to an

Acquisition Proposal shall be deemed a change in the Roma Financial Recommendation unless the Roma Financial Board reaffirms the Roma Financial Recommendation in such disclosure.

Section 5.11  Reserves and Merger-Related Costs.

Roma Financial agrees to consult with Investors Bancorp with respect to its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves).  Investors Bancorp and Roma Financial shall also consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges as Investors Bancorp shall reasonably request and which are not inconsistent with GAAP, provided that no such actions need be effected until Investors Bancorp shall have irrevocably certified to Roma Financial that all conditions set forth in Article VIII to the obligation of Investors Bancorp to consummate the transactions contemplated hereby (other than the delivery of certificates or opinions) have been satisfied or, where legally permissible, waived.

Section 5.12  Board of Directors and Committee Meetings.

Each Roma Party shall permit representatives of Investors Bancorp (no more than two) to attend any meeting of its Board of Directors or the Executive and Loan Committees thereof as an observer, subject to the Confidentiality Agreement, provided that no Roma Party shall be required to permit the Investors Bancorp representative to remain present during any confidential discussion of this Agreement and the transactions contemplated hereby or any third party proposal to acquire control of Roma Financial or during any other matter that the respective Board of Directors has reasonably determined to be confidential with respect to Investors Bancorp’s participation.

Section 5.13  Voting of Roma MHC Shares; RomAsia Merger Agreement

(a)           Roma MHC shall vote the Roma MHC Shares in favor of the Mid-Tier Merger and this Agreement at the Roma Financial Shareholders Meeting.

(b)           Roma Financial shall use its best efforts, as the owner of 1,623,389 shares of common stock of RomAsia Bank (90.9% of all shares), to have the RomAsia Bank Merger Agreement, substantially in the form attached hereto as Exhibit C (with the merger consideration as set forth in Exhibit C) considered and approved by the requisite vote of the Board of Directors of RomAsia Bank.  Roma Financial shall cause a meeting of the Board of Directors of RomAsia Bank to be held for such purpose on or before January 18, 2013.  Roma Financial shall vote the shares of RomAsia Bank common stock it owns in favor of the RomAsia Bank Merger and the RomAsia Bank Merger Agreement, and against any other merger or acquisition proposal that may be submitted to the shareholders of RomAsia Bank.

Section 5.14  Section 16 Matters

Prior to the Effective Time, the Parties will each take such steps as may be reasonably necessary or appropriate to cause any disposition of shares of Roma Financial Common Stock or conversion of any derivative securities in respect of shares of Roma Financial Common Stock in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.15  Certain Litigation.

Roma Financial shall provide Investors Bancorp the opportunity to participate at Investors Bancorp’s own expense in the defense or settlement of any shareholder litigation against Roma Financial and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Investors Bancorp’s prior written consent.

Section 5.16  Compliance with OCC Agreement.

Roma Bank shall use its reasonable best efforts to take, or cause to be taken, all actions necessary to ensure full compliance with the terms of the OCC Agreement.

Section 5.17  Roma Bank Defined Benefit Pension Plan.

Roma Bank shall take all necessary actions to cease all benefit accruals as of the Effective Time pursuant to the Roma Bank Defined Benefit Pension Plan, including providing timely notice of such actions to the participants or beneficiaries in the Roma Bank Defined Benefit Pension Plan and the PBGC as required under ERISA and the IRC.

ARTICLE VI
COVENANTS OF THE INVESTORS PARTIES

Section 6.01  Conduct of Business.

(a).           Affirmative Covenants.  During the period from the date of this Agreement to the Effective Time, except with the written consent of Roma Financial, which consent will not be unreasonably withheld, each of the Investors Parties will, and will cause each Investors Bancorp Subsidiary to operate its business in the usual, regular and ordinary course of business and use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises and voluntarily take no action which would, or would be reasonably likely to, (i) materially adversely affect the ability of the Parties to obtain any Regulatory Approvals or other approvals of Governmental Entities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or (ii) materially adversely affect its ability to perform its covenants and agreements under this Agreement.

(b)           Negative Covenants.  Each of the Investors Parties agrees that from the date of this Agreement until the Effective Time, except as otherwise specifically permitted or required by this Agreement, without the written consent of Roma Financial (which consent shall not be unreasonably withheld, conditioned or delayed), it will not, and it will cause each Investors Bancorp Subsidiary not to:

(i)         change or waive any provision of its Certificate of Incorporation, Charter or By-laws in a manner that would materially and adversely affect the benefits of the Mid-Tier Merger to the holders of Roma Financial Common Stock;

(ii)         voluntarily take any action which would result in any of the representations and warranties of the Investors Parties set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article VIII hereof not being satisfied, except in each case as may be required by applicable law;

(iii)       change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Regulatory Authority;

(iv)  (1) take any action or knowingly fail to take any reasonable action that would, or would be reasonably likely to, prevent, impede or delay the Mergers from qualifying as reorganizations within the meaning of Section 368(a) of the IRC, or (2) take any action that is reasonably likely to result in a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation; or

(v)         agree to do any of the foregoing.

Section 6.02  Current Information.

During the period from the date of this Agreement to the Effective Time, Investors Bancorp will cause one or more of its representatives to confer with representatives of Roma Financial and report the general status of its financial condition, operations and business and matters relating to the completion of the transactions contemplated hereby, at such times as Roma Financial may reasonably request. Investors Bancorp will promptly notify Roma Financial, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), which might adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain such approvals; or the institution of material litigation involving Investors Bancorp and any Investors Bancorp Subsidiary.  Investors Bancorp shall be reasonably responsive to requests by Roma Financial for access to such information and personnel regarding Investors Bancorp and its Subsidiaries as may be reasonably necessary for Roma Financial to confirm that the representations and warranties of the Investors Parties contained herein are true and correct and that the covenants of the Investors Parties contained herein have been performed in all material respects; provided, however, that Investors Bancorp shall not be required to take any action that would provide access to or to disclose information where such access or disclosure, in Investors Bancorp’s reasonable judgment, would interfere with the normal conduct of Investors Bancorp’s business or would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel.

Section 6.03  Financial and Other Statements.

Investors Bancorp will furnish to Roma Financial copies of all documents, statements and reports that it sends to its shareholders, or files with any Regulatory Authority with respect to the Mergers (except as legally prohibited).

Section 6.04  Disclosure Supplements.

From time to time prior to the Effective Time, Investors Bancorp will promptly supplement or amend the Investors Bancorp Disclosure Schedule delivered in connection herewith with respect to any material matter hereafter arising which, if existing, occurring or known at the date of this Agreement, and notwithstanding the standard set forth in Section 4.01 of this Agreement, would have been required to be set forth or described in such Investors Bancorp Disclosure Schedule or which is necessary to correct any information in such Investors Bancorp Disclosure Schedule which has been rendered inaccurate thereby. No supplement or amendment to such Investors Bancorp Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article VIII.

Section 6.05  Consents and Approvals of Third Parties; Reasonable Best Efforts

The Investors Parties shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals, necessary or desirable for the consummation of the transactions contemplated by this Agreement.  Subject to the terms and conditions herein provided, the Investors Parties agree to use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

Section 6.06  Failure to Fulfill Conditions.

Investors Bancorp shall give prompt notice to Roma Financial of any fact, event or circumstance known to it that is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any condition set forth in Article VIII not being satisfied.

Section 6.07  Employee Benefits.

(a)           Investors Bancorp will review all Roma Financial Compensation and Benefit Plans to determine whether to maintain, terminate or continue such plans.  Employees who are employed by Roma Financial or any Roma Subsidiary as of, and immediately prior to, the Effective Time shall become employees of Investors Bancorp and Investors Bank upon, and immediately following, the Effective Time, provided however that this shall not be construed to limit the ability of Investors Bancorp or Investors Bank to terminate the employment of any such employee.  In the event employee compensation and/or benefits as currently provided by Roma Financial or any Roma Subsidiary are changed or terminated by Investors Bancorp, in whole or in part, Investors Bancorp shall provide former employees of Roma Financial or any Roma Subsidiary who become employees of Investors Bancorp (or any Investors Bancorp Subsidiary) after the  Effective Time (“Continuing Employees”) with compensation and benefits that are, in the aggregate, substantially similar to the compensation and benefits provided to similarly situated employees of Investors Bancorp or applicable Investors Bancorp Subsidiary (as of the date any such compensation or benefit is provided).  Except as specifically set forth herein, Employees of Roma Financial or any Roma Subsidiary who become participants in an Investors Bancorp Compensation and Benefit Plan shall, for purposes of determining eligibility for and for any applicable vesting periods of such employee benefits only (and not for benefit accrual purposes) be given credit for meeting eligibility and vesting requirements in such plans for service as an employee of Roma Financial or any Roma Subsidiary or any predecessor thereto prior to the Effective Time; provided, however, that credit for prior service shall be given under the Investors Bancorp ESOP and the Investors Defined Benefit Plan only for purposes of determining eligibility to participate in such plans and not for vesting purposes, and provided further, that credit for benefit accrual purposes will be given only for purposes of Investors Bancorp vacation policies or programs and for purposes of the calculation of severance benefits under any severance compensation plan of Investors Bancorp.  This Agreement shall not be construed to limit the ability of Investors Bancorp or Investors Bank to review employee benefits programs from time to time and to make such changes (including terminating any program) as they deem appropriate.

(b)           Investors Bancorp shall honor the terms of all employment, consulting and change in control agreements, if any, Previously Disclosed by Roma Financial, subject to regulatory limitations.  Each person named in Investors Bancorp Disclosure Schedule 6.07(b) who is a party to an employment, severance or change in control agreement with Roma Financial or any Roma Subsidiary (the “Roma Employment Agreements”) and who has been offered continued employment with Investors Bank after the Effective Time, will be offered an agreement with Investors Bank, the terms of which are set forth in Investors Bancorp Disclosure Schedule 6.07(b), in replacement of his or her Roma Employment Agreement, to be effective as of the Effective Time, subject to any required regulatory approvals.  Roma Financial has Previously Disclosed the payments and benefits that would be made/provided under the Roma Employment Agreements, assuming a change in control and a termination of employment had occurred as of December 31, 2012.

(c)           Except as provided in Section 6.07(b), nothing contained in this Agreement shall be construed to grant a contract of employment to any Continuing Employee.  Any employee of Roma

Financial or Roma Subsidiary, other than an employee who is a party to an employment agreement, change in control agreement or other separation agreement that provides a benefit on a termination of employment, whose employment is terminated involuntarily (other than for cause) within one year following the Bank Merger Effective Date shall receive a lump sum severance payment from Investors Bank equal to two weeks pay at the rate then in effect, for each full year of employment with Roma Financial (or the applicable Roma Subsidiary) with a minimum severance payment of four weeks and up to a maximum of 26 weeks, provided that such employee enters into a release of claims against the Roma Parties and the Investors Parties, their Subsidiaries and affiliates in a form satisfactory to Investors Bancorp.  Such employees of Roma Financial or Roma Subsidiary will have the right to continued health coverage under group health plans of Investors Bank in accordance with IRC Section 4980B(f) and ERISA Sections 601-609.

           (d)           The Roma 401(k) Plans shall be terminated immediately prior to the Effective Time.  In connection with the termination of the Roma 401(k) Plans, Roma Bank (including any Subsidiary), or Investors Bank following the Effective Time, shall use their best efforts to seek a favorable determination letter from the IRS on the termination of the Roma 401(k) Plans.  As soon as administratively practicable following the receipt of a favorable determination letter from the IRS on the termination of the Roma 401(k) Plans, the account balances of all participants and beneficiaries in the Roma 401(k) Plans shall be either distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct in accordance with the requirements of the IRC and ERISA.

    (e)           The Roma Bank ESOP shall be terminated immediately prior to the Effective Time (the “ESOP Termination Date”).  Roma Bank shall continue to accrue and make contributions to such Roma Bank ESOP for the plan year ending as of the ESOP Termination Date in accordance with the ESOP share acquisition loan amortization schedule in effect as of the date of this Agreement.  In no event later than three business days prior to the Effective Time, a sufficient number of unallocated shares held as collateral pursuant to the Roma Bank ESOP shall be used to repay the outstanding ESOP share acquisition loan, and immediately thereafter Roma Financial will take all necessary actions to extinguish the remaining ESOP share acquisition loan.  The Roma Bank ESOP shall terminate in accordance with its terms and all plan assets (with the exception of the unallocated shares that are used to repay the outstanding ESOP share acquisition loan) shall be allocated for the benefit of such plan participants as of the ESOP Termination Date.  Not later than the Effective Time, all remaining shares of Roma Financial Common Stock held by the Roma Bank ESOP as of the Effective Time shall be converted into the right to receive the Merger Consideration.  In connection with the termination of the Roma Bank ESOP, Roma Bank, or Investors Bank following the Effective Time, shall use their best efforts to seek a favorable determination letter from the IRS on the termination of the Roma Bank ESOP.  As soon as administratively practicable following the receipt of a favorable determination letter on the termination of the Roma Bank ESOP, the account balances in the ESOP shall be either distributed to the participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct, in accordance with the requirements of the IRC and ERISA.

(f)           In the event of any termination or consolidation of any Roma Financial health plan with any Investors Bancorp health plan, Investors Bancorp shall make available to Continuing Employees and their dependents employer-provided health coverage on the same basis as it provides such coverage to Investors Bancorp employees.  Unless a Continuing Employee affirmatively terminates coverage under an Roma Financial health plan prior to the time that such Continuing Employee becomes eligible to participate in the Investors Bancorp health plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the Roma Financial health plans prior to the time such Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of Investors Bancorp and their dependents.  In the event of a termination or consolidation of any Roma Financial health plan, terminated Roma Financial employees and qualified beneficiaries will have the right to continued coverage under group health plans of Investors Bancorp in accordance with COBRA, consistent with the provisions below.  All Roma Financial employees who cease participating in a Roma Financial health plan and become participants in a comparable Investors Bancorp health plan (each a “Former Roma Financial Health Plan Participant”) shall receive credit for any co-payment and deductibles paid under Roma Financial’s health plan for purposes of satisfying any applicable deductible or out-of-pocket requirements under the Investors Bancorp health plan, upon substantiation, in a form satisfactory to Investors Bancorp that such co-payment and/or deductible has been satisfied.  With respect to any Former Roma Financial Health Plan Participant, any coverage limitation under the Investors Bancorp health plan due to any pre-existing condition shall be waived by the Investors Bancorp health plan to the degree that such condition was covered by the Roma Financial health plan and such condition would otherwise have been covered by the Investors Bancorp health plan in the absence of such coverage limitation.

(g)           Roma Financial has Previously Disclosed each individual (“Participant”) who has entered into a Supplemental Executive Retirement Plan Agreement and/or a Phantom Stock Appreciation Rights Agreement with Roma Financial or any Roma Subsidiary (collectively, the “Non-Qualified Agreements”) and the amount of their project accrued benefits thereunder as of December 31, 2012.  Investors Bancorp shall on the Effective Time (i) take such actions as permitted to irrevocably terminate each Non-Qualified Agreement; and (ii) subject to the execution of a release of claims against the Investors Parties, their Subsidiaries and affiliates in a form satisfactory to Investors Bancorp with respect to the Participant’s contractual rights under his or her Non-Qualified Agreement, distribute to each Participant in accordance with the terms of the Non-Qualified Agreement and Section 409A of the IRC, a lump sum cash amount equal to the liquidation value of such Participant’s accrued benefit.  The liquidation value of each Participant’s accrued benefit under his or her Non-Qualified Agreement to be paid at the Effective Time shall be determined by Roma Financial and approved by Investors Bancorp by no later than five (5) business days prior to the Effective Time.

(h)           Notwithstanding anything to the contrary, in no event shall the aggregate payments or benefits to be made under any Roma Financial Compensation and Benefit Plan that constitute a “parachute payment” (as such term is defined in Section 280G of the IRC), and to the extent any payments or benefits would constitute a “parachute payment,” such payments and/or benefits will be reduced to the extent necessary to avoid penalties under Section 280G of the IRC.

(i)           The Investors Parties agree that the completion of the Mergers will constitute a “Change in Control” with respect to the Roma Financial Compensation and Benefit Plans.

(j)           Investors Bancorp, Investors Bank, Roma Financial and Roma Bank agree to jointly establish a retention bonus pool to be paid to certain designated Continuing Employees, with such recipients, amount of payments and timing of payments to be agreed to in writing by the parties no later than 30 days following the date of this Agreement.   Such payments shall be made to the applicable individuals if they are still employed by one of the parties upon their designated “work through” date as set forth in the written retention bonus pool agreement.  The parties reserve the right to amend the retention bonus pool agreement from time to time, by a mutual written agreement.

Section 6.08  Directors and Officers Indemnification and Insurance.

(a)           For a period of six years after the Effective Time, Investors Bancorp shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of Roma Financial or any Roma Subsidiary (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorney’s fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Investors Bancorp, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Roma Financial or a Roma Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including, without limitation, the Mergers and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent as would have been permitted by Roma Financial under the applicable Regulations and under Roma Financial’s Charter and Bylaws. Investors Bancorp shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent as would have been permitted by Roma Financial under applicable Regulations and under Roma Financial’s Charter and Bylaws, upon receipt of an undertaking to repay such advance payments if he shall be adjudicated or determined to be not entitled to indemnification in the manner set forth below.  Any Indemnified Party wishing to claim indemnification under this Section 6.08 upon learning of any Claim, shall notify Investors Bancorp (but the failure to so notify Investors Bancorp shall not relieve Investors Bancorp from any liability which it may have under this Section 6.08, except to the extent such failure materially prejudices Investors Bancorp) and shall deliver to Investors Bancorp the undertaking referred to in the previous section.  In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Investors Bancorp, or an insurance carrier pursuant to Section 6.08(c) below, shall have the right to assume the defense thereof and Investors Bancorp shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Investors Bancorp elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Investors Bancorp and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to Investors Bancorp, unless the Indemnified Party is provided with counsel by an insurance carrier pursuant to Section 6.08(c) below, and Investors Bancorp shall pay, promptly as statements therefore are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) Investors Bancorp shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (iv) Investors Bancorp shall have no obligation hereunder to the extent that a Federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

(b)           In the event that either Investors Bancorp or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving bank or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Investors Bancorp shall assume the obligations set forth in this Section 6.08.

(c)           Investors Bancorp shall use its best efforts to maintain, or shall cause Investors Bank to maintain, in effect for six years following the Effective Time, the current directors’ and officers’ liability insurance policies covering the officers and directors of Roma Financial (provided, that Investors Bancorp may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring at or prior to the Effective Time; provided, however, that in no event shall Investors Bancorp be required to expend pursuant to this Section 6.08(c) an amount that in the aggregate is more than 200% of the annual cost currently expended by Roma Financial with respect to such insurance (the “Maximum Amount”); provided, further, that if the amount of the annual premium necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Investors Bancorp shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for a premium equal to the Maximum Amount. In connection with the foregoing, Roma Financial agrees in order for Investors Bancorp to fulfill its agreement to provide directors and officers liability insurance policies for six years to provide such insurer or substitute insurer with such reasonable and customary representations as such insurer may request with respect to the reporting of any prior claims.

(d)           The obligations of Investors Bancorp provided under this Section 6.08 are intended to be enforceable against Investors Bancorp directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of Investors Bancorp.

(e)           At the Effective Time, Investors Bancorp will assume all obligations of Roma Financial to provide indemnification for former officers and directors of Sterling Banks, Inc. and Sterling Bank in accordance with and subject to the limitations set forth in Section 6.4 of the Agreement and Plan of Merger, dated as of March 17, 2010, among Sterling Banks, Inc., Sterling Bank, Roma Financial Corporation and Roma Bank.

Section 6.09  Stock Listing.

Investors Bancorp agrees to list on Nasdaq (or such other national securities exchange on which the shares of Investors Bancorp Common Stock shall be listed as of the date of consummation of the Merger), subject to official notice, shares of Investors Bancorp Common Stock to be issued in the Merger.

Section 6.10  Boards of Directors; Advisory Board; Contribution to Charitable Foundation

(a)           The Investors Parties shall take the appropriate actions such that effective as of the day immediately following the Closing Date, the number of persons comprising the boards of directors of each of Investors Bancorp, Investors MHC and Investors Bank shall be increased by three (3), and three members of the Roma Financial board of directors as of the date of this Agreement and as of the Effective Time, as designated by Investors Bancorp in consultation with Roma Financial, shall be appointed to the board of directors of each of Investors Bancorp, Investors MHC and Investors Bank, respectively.  Such directors to be designated shall be determined by Investors Bancorp, Investors MHC and Investors Bank prior to the printing and mailing of the Proxy Statement-Prospectus.  For a period of three years following the Closing Date, if any of the directors of Roma Financial appointed to the boards of directors of the Investors Parties in accordance with the foregoing shall cease to be a director (due to retirement, death or otherwise) of all of the Investors Parties, a person from the Roma Advisory Board selected by Investors Bancorp, subject to the governance criteria, including independence standards, applicable to all Investor Bancorp director appointments, shall be appointed to the board of directors of each of the Investors Party as a replacement,.

(b)           As promptly as practicable following the Closing Date, Investors Bank will invite all members of the Roma Board of Directors as of the date of this Agreement (other than those members who are elected to the Boards of Directors pursuant to paragraph (a) of this Section 6.10) to serve as paid members of an advisory board (the “Roma Advisory Board”), the function of which will be, among other things, to advise Investors Bank with respect to the Roma Bank market area, deposit and lending activities and customer relationships.  Investors Bank intends to maintain the Roma Advisory Board for a period of no less than five (5) years.  The annual compensation of the advisory board has been Previously Disclosed by Investors Bancorp.

(c)           No change to the name of the Roma Bank Charitable Foundation is required as a result of this Agreement.  No later than 6 months following the Effective Time, the Investors Parties shall contribute $1 million in the aggregate to the Roma Bank Charitable Foundation for charitable contributions in the Mercer and Burlington markets.  Investors Bancorp and Investors Bank shall use their best efforts to cause the Investors Charitable Foundation, from and for a period of three years following the Effective Time, to match 10% of any charitable contributions made by the Roma Bank Charitable Foundation.  Roma Financial and Roma Bank shall use their best efforts to cause two persons designated by Investors Bank to be appointed to the board of directors of the Roma Bank Charitable Foundation effective upon the Effective Time.

Section 6.11  Investors MHC Shares.

Investors MHC shall vote the Investors MHC Shares in favor of the Mid-Tier Merger and this Agreement at the Investors Bancorp Shareholders Meeting.

Section 6.12  Tax Free Reorganization.

Each of the Investors Parties agrees that from the date of this Agreement, it or they will not, and it will cause any Investors Subsidiary not to, knowingly take any action or knowingly fail to take any reasonable action that would, or would be reasonably likely to, prevent, impede or delay the Mergers from qualifying as reorganizations with the meaning of Section 368(a) of the IRC.  This obligation of the Investors Parties shall survive the Effective Time.

ARTICLE VII
REGULATORY AND OTHER MATTERS

Section 7.01  Meetings of Shareholders.

(a)           Roma Financial will (i) take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, for the purpose of considering this Agreement and the Mid-Tier Merger (the “Roma Financial Shareholders Meeting”), except as otherwise provided in Section 5.10, (ii) in connection with the solicitation of proxies with respect to the Roma Financial Shareholders Meeting, have its Board of Directors recommend approval of this Agreement to the Roma Financial shareholders (the “Roma Financial Recommendation”), subject to Section 5.10; and (iii) cooperate and consult with Investors Bancorp with respect to each of the foregoing matters. Subject to the foregoing, Roma Financial and the Roma Financial Board of Directors will use their reasonable best efforts to obtain from its stockholders the votes necessary to approve the adoption of this Agreement.

(b)           Investors Bancorp will (i) take all steps necessary to duly call, give notice of, convene and hold a special meeting of its shareholders as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, for the purpose of considering this Agreement and the Merger (the “Investors Bancorp Shareholders Meeting” ), (ii) in connection with the solicitation of proxies with respect to the Investors Bancorp Shareholders Meeting, have its Board of Directors recommend approval of this Agreement to the Investors Bancorp shareholders; and (iii) cooperate and consult with Roma Financial with respect to each of the foregoing matters.  The Board of Directors of Investors Bancorp may fail to make such a recommendation referred to in clause (ii) above, or withdraw, modify or change any such recommendation only if such Board of Directors, after having consulted with and considered the advice of its financial and legal advisors, has determined that the making of such recommendation, or the failure to withdraw, modify or change its recommendation, would constitute a breach of the fiduciary duties of such directors under applicable law. Subject to the foregoing, Investors Bancorp and the Investors Bancorp Board of Directors will use their reasonable best efforts to obtain from its stockholders the votes necessary to approve the adoption of this Agreement.

Section 7.02  Proxy Statement-Prospectus; Merger Registration Statement.

(a)           For the purposes (i) of registering Investors Bancorp Common Stock to be offered to holders of Roma Financial Common Stock in connection with the Merger with the SEC under the Securities Act, (ii) of holding the Roma Financial Shareholders Meeting and (iii) of holding the Investors Bancorp Shareholders Meeting, Investors Bancorp shall draft and prepare, and Roma Financial shall cooperate in the preparation of, the Merger Registration Statement, including a joint proxy statement and prospectus satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such joint proxy statement/prospectus in the form mailed by Roma Financial to the Roma Financial shareholders and by Investors Bancorp to the Investors Bancorp shareholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”).  Investors Bancorp shall provide Roma Financial and its counsel with appropriate opportunity to review and comment on the Proxy Statement-Prospectus, and shall incorporate all appropriate comments thereto, prior to the time it is initially filed with the SEC or any amendments are filed with the SEC.  Investors Bancorp shall file the Merger Registration Statement, including the Proxy Statement-Prospectus, with the SEC as soon as practicable following execution of this Agreement.  Each of Investors Bancorp and Roma Financial shall use its reasonable best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and Roma Financial and Investors Bancorp shall each thereafter promptly mail the Proxy Statement-Prospectus to their respective shareholders.  Investors Bancorp shall also use its reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Roma Financial shall furnish all information concerning Roma Financial and the holders of Roma Financial Common Stock as may be reasonably requested in connection with any such action.

(b)           Investors Bancorp will advise Roma Financial promptly after Investors Bancorp receives notice of the time when the Merger Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the registration of the shares of Investors Bancorp Common Stock issuable pursuant to the Merger Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Merger Registration Statement, or for additional information, and Investors Bancorp will provide Roma Financial with as many copies of such Merger Registration Statement and all amendments thereto promptly upon the filing thereof as Roma Financial may reasonably request.

(c)           Roma Financial and Investors Bancorp shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.  In such event, Roma Financial shall cooperate with Investors Bancorp in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and Investors Bancorp shall file an amended Merger Registration Statement with the SEC, and each of Roma Financial and Investors Bancorp shall mail an amended Proxy Statement-Prospectus to their respective shareholders.

Section 7.03  Roma MHC Membership Approval.

(a) If a vote of the Roma MHC Members is required by the FRB, Roma MHC will take all steps necessary to duly call, give notice of, convene and hold a meeting of its Members (the “Roma MHC Members Meeting”), for the purpose of considering this Agreement and the MHC Merger. Roma MHC shall draft and prepare, and Investors Bancorp shall cooperate in the preparation of, a proxy statement satisfying all applicable requirements (such proxy statement in the form mailed to the Roma MHC members, together with any and all amendments or supplements thereto, being herein referred to as the “Members Proxy Statement”).  Roma MHC shall file the Members Proxy Statement with the appropriate Regulatory Authorities.  Roma MHC shall use its best efforts to have the Members Proxy Statement cleared for mailing as promptly as practicable after such filing, and Roma MHC shall thereafter promptly mail the Members Proxy Statement to the Roma MHC Members. The Board of Directors of Roma MHC shall recommend approval of the MHC Merger.

(b)           Investors Bancorp shall provide Roma MHC with any information concerning itself that Roma MHC may reasonably request in connection with the drafting and preparation of the Members Proxy Statement, and Roma Financial shall notify Investors Bancorp promptly of the receipt of any comments of the applicable Regulatory Authority with respect to the Members Proxy Statement and of any requests by the applicable Regulatory Authority for any amendment or supplement thereto or for additional information and shall provide to Investors Bancorp promptly copies of all correspondence between Roma Financial or any Roma Subsidiary and the applicable Regulatory Authority.  Roma MHC shall give Investors Bancorp and its counsel the opportunity to review and comment on the Members Proxy Statement prior to its being filed with the applicable Regulatory Authority and shall give Investors Bancorp and its counsel the opportunity to review and comment on all amendments and supplements to the Members Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the applicable Regulatory Authority.  Each of Investors Bancorp and each Roma Party agrees to use all reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the applicable Regulatory Authority and to cause the Members Proxy Statement and all required amendments and supplements thereto to be mailed to the Roma MHC Members entitled to vote at the Roma MHC Members Meeting hereof at the earliest practicable time.

(c)           Roma MHC and Investors Bancorp shall promptly notify the other party if at any time it becomes aware that the Members Proxy Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.  In such event, Investors Bancorp shall cooperate with Roma MHC in the preparation of a supplement or amendment to such Members Proxy Statement that corrects such misstatement or omission, and Roma MHC shall file an amended Members Proxy Statement with the applicable Regulatory Authority, and Roma MHC shall mail an amended Members Proxy Statement to the Roma MHC Members.

Section 7.04.  Regulatory Approvals.

The Parties will cooperate with each other and use all reasonable efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, waivers, approvals and authorizations of the SEC, the Regulatory Authorities and any other third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement; provided, however, that in no event shall any of the Investors Parties be required to agree to any prohibition, limitation, or other requirement that would prohibit or materially limit the ownership or operation by any of the Investors Parties of all or any material portion of the business or assets of Roma Financial or any Roma Subsidiary, compel any of the Investors Parties to dispose of or hold separate all or any material portion of the business or assets of Roma Financial or any Roma Subsidiary, continue in effect after the Effective Time the OCC Agreement or any provision thereof, or otherwise materially impair the value of Roma Financial to Investors Bancorp (together, a “Burdensome Condition”).  The Parties will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with the Proxy Statement-Prospectus and any Member Proxy Statement and any application, petition or any other statement or application made to any Regulatory Authority or Governmental Entity in connection with the

Mergers, and the other transactions contemplated by this Agreement. Roma Financial shall have the right to review the information relating to Roma Financial and any Roma Subsidiary, which appear in any filing made in connection with the transactions contemplated by this Agreement with any Regulatory Authority or any Governmental Entity.  Investors Bancorp shall give Roma Financial and its counsel the opportunity to review each filing prior to its being filed with a Regulatory Authority and shall give Roma Financial and its counsel the opportunity to review all regulatory filings, amendments and supplements to such filings and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, a Regulatory Authority.  Investors Bancorp will furnish to Roma Financial copies of all documents, statements and reports as it files with any Regulatory Authorities with respect to the Mergers.

ARTICLE VIII
CLOSING CONDITIONS

Section 8.01  Conditions to Each Party’s Obligations under this Agreement.

The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

(a)           Shareholder and Membership Approvals. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of each of the shareholders of Roma Financial and Investors Bancorp and if required by the FRB, by the requisite vote of the Roma MHC Members.

(b)           Injunctions.  None of the Parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the transactions contemplated by this Agreement and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Regulatory Authority that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

(c)           Regulatory Approvals.  All Regulatory Approvals required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals shall have expired; all other necessary approvals, authorizations and consents of any Governmental Entities required to consummate the transactions contemplated by this Agreement, the failure of which to obtain would reasonably be expected to have a Material Adverse Effect, shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired.

(d)           Third Party Consents.  The Parties shall have obtained the consent or approval of each person (other than the Regulatory Approvals and other approvals, authorizations and consents of Governmental Entities referred to in Section 8.01(c)) whose consent or approval shall be required to consummate the transactions contemplated by this Agreement, except for those for which failure to obtain such consent or approval would not, individually or in the aggregate, have a Material Adverse Effect on Investors Bancorp (after giving effect to the consummation of the transactions contemplated hereby).

(e)           Merger Registration Statement.   The Merger Registration Statement shall have been declared effective by the SEC and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued and be in effect and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

Section 8.02  Conditions to the Obligations of the Investors Parties under this Agreement.

The obligations of the Investors Parties under this Agreement shall be further subject to the satisfaction of the conditions set forth in this Section 8.02 at or prior to the Closing Date:

(a)           Representations and Warranties.  Subject to the standard set forth in Section 3.01, each of the representations and warranties of the Roma Parties set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date (except to the extent such representations and warranties speak as of an earlier date, which only need be true and correct as of such earlier date), and Roma Financial shall have delivered to Investors Bancorp a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Roma Financial as of the Closing Date.

(b)           Agreements and Covenants.  The Roma Parties shall have performed in all material respects all obligations, and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time.  Investors Bancorp shall have received a certificate signed on behalf of Roma Financial by the Chief Executive Officer and Chief Financial Officer of Roma Financial to such effect dated as of the Effective Time.

(c)           Tax Opinion.  On the basis of facts, representations and assumptions which shall be consistent with the state of facts existing at the Closing Date, Investors Bancorp shall have received an opinion of Luse Gorman Pomerenk & Schick, P.C., reasonably acceptable in form and substance to Investors Bancorp, dated as of the Closing Date, substantially to the effect that for federal income tax purposes, the Mergers will qualify as reorganizations within the meaning of Section 368(a) of the IRC.  In rendering the tax opinions described herein, the law firms may require and rely upon customary representations contained in certificates of officers of Investors Bancorp and Roma Financial and their respective Subsidiaries.

(d)           Regulatory Approvals.  None of the Regulatory Approvals necessary to consummate the Mergers and the transactions contemplated by this Agreement shall include any term, condition or restriction upon any of the Investors Parties that Investors Bancorp reasonably determines is a Burdensome Condition.

Section 8.03  Conditions to the Obligations of the Roma Parties under this Agreement.

The obligations of the Roma Parties under this Agreement shall be further subject to the satisfaction of the conditions set forth in this Section 8.03 at or prior to the Closing Date:

(a)           Representations and Warranties.  Subject to the standard set forth in Section 4.01, each of the representations and warranties of the Investors Parties set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, which only need be true and correct as of such earlier date); and Investors Bancorp shall have delivered to Roma Financial a certificate to such effect signed by the Chief Executive or Chief Operating Officer and the Chief Financial Officer of Investors Bancorp as of the Effective Time.

(b)           Agreements and Covenants.  The Investors Parties shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and Roma Financial shall have received a certificate signed on behalf of Investors Bancorp by the Chief Executive or Operating Officer and Chief Financial Officer to such effect dated as of the Effective Time.

(c)           Tax Opinion.  On the basis of facts, representations and assumptions which shall be consistent with the state of facts existing at the Closing Date, Roma Financial shall have received an opinion of Spidi & Fisch, PC, reasonably acceptable in form and substance to Roma Financial, dated as of the Closing Date, substantially to the effect that for federal income tax purposes, the Mergers will qualify as reorganizations within the meaning of Section 368(a) of the Code.  In rendering the tax opinions described herein, the law firms may require and rely upon customary representations contained in certificates of officers of Investors Bancorp and Roma Financial and their respective Subsidiaries.

(d)           Nasdaq Listing.  The shares of Investors Bancorp Common Stock to be issued in the Mid-Tier Merger shall have been approved for listing on Nasdaq (or such other national securities exchange on which the shares of Investors Bancorp Common Stock is listed as of the Effective Time), subject to official notice of issuance.

(e)           Exchange Agent Certificate.  Roma Financial shall have received from the Exchange Agent a certificate stating that it has received irrevocable authorization to issue the shares of Investors Bancorp Common Stock to be issues in the Mid-Tier Merger.

(f)           Board Appointments.  The Investors Parties shall have taken all action necessary to appoint the representatives of Roma Financial to the boards of directors of the Investors Parties and to establish the Roma Advisory Board in accordance with Section 6.10 hereof.

ARTICLE IX
THE CLOSING

Section 9.01  Time and Place.

Subject to the provisions of Articles VIII and X hereof, the Closing of the transactions contemplated hereby shall take place at the offices of Luse Gorman Pomerenk & Schick, 5335 Wisconsin Avenue, Suite 780, Washington, D.C. at 10:00 a.m., on the Closing Date, or at such other place or time upon which Investors Bancorp and Roma Financial mutually agree.  A pre-closing of the transactions contemplated hereby (the “Pre-Closing”) shall take place at the offices of Luse Gorman Pomerenk & Schick, 5335 Wisconsin Avenue, Suite 780, Washington, D.C. at 10:00 a.m. on the day prior to the Closing Date.

Section 9.02  Deliveries at the Pre-Closing and the Closing.

At the Pre-Closing there shall be delivered to Investors Bancorp and Roma Financial the opinions, certificates, and other documents and instruments required to be delivered at the Pre-Closing under Article IX hereof. At or prior to the Closing, Investors Bancorp shall have delivered the Merger Consideration as set forth under Section 2.04(b) hereof.

ARTICLE X
TERMINATION, AMENDMENT AND WAIVER

Section 10.01  Termination.

This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Mid-Tier Merger by the shareholders of Roma Financial and/or Investors Bancorp:

(a)           At any time by the mutual written agreement of Investors Bancorp and Roma Financial;

(b)           By the Board of Directors of either Investors Bancorp or Roma Financial (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement (disregarding any qualification as to Knowledge) on the part of one of the other Parties, which breach (i) if occurring or continuing on the date on which the Closing would otherwise occur would result in the failure of the conditions set forth in Section 8.02(a) or 8.03(a), as the case may be, and (ii) by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such breach by the terminating party to the other party;

(c)           By the Board of Directors of either Investors Bancorp or Roma Financial (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of one of the other Parties, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such failure by the terminating party to the other party;

(d)           By the Board of Directors of either Investors Bancorp or Roma Financial if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by Investors Bancorp and Roma Financial; provided, that no party may terminate this Agreement pursuant to this Section 10.01(d) if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

(e)           By the Board of Directors of either Investors Bancorp or Roma Financial if: (x) the shareholders of Roma Financial shall have voted at the Roma Financial Shareholders Meeting on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve such transactions, or (y) the members of Roma MHC shall have voted at the Roma MHC Members Meeting (if held) on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve the transactions, or (z) the shareholders of Investors Bancorp shall have voted at the Investors Bancorp Shareholders Meeting on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve such transactions;

(f)           By the Board of Directors of either Investors Bancorp or Roma Financial if (i) final action has been taken by a Regulatory Authority whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (x) has become unappealable and (y) does not approve this Agreement or the transactions contemplated hereby, or (ii) any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting any of the Mergers and such order, decree, ruling or other action shall have become final and nonappealable;

(g)           By the Board of Directors of Investors Bancorp if Roma Financial has received a Superior Proposal, and in accordance with Section 5.10 of this Agreement, the Board of Directors of Roma Financial has entered into an acquisition agreement with respect to the Superior Proposal, terminated this Agreement, or withdraws its recommendation of this Agreement, fails to make such recommendation or modifies or qualifies its recommendation in a manner adverse to Investors Bancorp;

(h)           By the Board of Directors of Roma Financial if the Board of Directors of Investors Bancorp does not publicly recommend in the Proxy Statement-Prospectus that shareholders approve this Agreement or if, after recommending in the Proxy Statement-Prospectus that shareholders approve this Agreement, the Board of Directors withdraws its recommendation or modifies or qualifies its recommendation in a manner adverse to Roma Financial;

(i)           By the Board of Directors of Roma Financial if Roma Financial has received a Superior Proposal, and in accordance with Section 5.10 of this Agreement, the Board of Directors of Roma Financial has made a determination to terminate this Agreement in order to accept such Superior Proposal.

(j)           By Roma Financial, if its Board of Directors so determines by a majority vote of the members of its entire Board, at any time during the five business day period commencing on the Determination Date, such termination to be effective on the 10th business day following such Determination Date (“Effective Termination Date”), if both of the following conditions are satisfied:

(i)           The Investors Bancorp Market Value on the Determination Date is less than the Initial Investors Bancorp Market Value multiplied by 0.80; and

(ii)           (a) the number obtained by dividing the Investors Bancorp Market Value on the Determination Date by the Initial Investors Bancorp Market Value (“Investors Bancorp Ratio”) shall be less than (b) the quotient obtained by dividing the Final Index Price by the Initial Index Price minus 0.20;

subject, however, to the following three sentences.  If Roma Financial elects to exercise its termination right pursuant to this Section 10.01(j), it shall give prompt written notice thereof to Investors Bancorp.  During the five business day period commencing with its receipt of such notice, Investors Bancorp shall have the option to increase the consideration to be received by the holders of Roma Financial Common Stock hereunder by adjusting the Exchange Ratio to equal the lesser of: (i) a quotient, the numerator of which is equal to the product of the Initial Investors Bancorp Market Value, the Exchange Ratio (as then in effect), and the Index Ratio minus 0.20, and the denominator of which is equal to Investors Bancorp Market Value on the Determination Date; or (ii) the quotient determined by dividing the Initial Investors Bancorp Market Value by the Investors Bancorp Market Value on the Determination Date, and multiplying the quotient by the product of the Exchange Ratio (as then in effect) and 0.80.  If Investors Bancorp so elects, it shall give, within such five business-day period, written notice to Roma Financial of such election and the revised Exchange Ratio, whereupon no termination shall be deemed to have occurred pursuant to this Section 10.01(j) and this Agreement shall remain in full force and effect in accordance with its terms (except as the Exchange Ratio shall have been so modified).

For purposes of this Section 10.01(j), the following terms shall have the meanings indicated below:

“Determination Date” shall mean the first date on which all Regulatory Approvals necessary for consummation of the Mergers have been received (disregarding any waiting period).

“Final Index Price” means the average of the daily closing value of the Index for the five consecutive trading days immediately preceding the Determination Date.

“Initial Index Price” means the closing value of the Index on the trading day ended two days preceding the execution of this Agreement.

“Index” means the SNL U.S. Bank & Thrift index.

“Index Ratio” shall be the Final Index Price divided by the Initial Index Price.

“Initial Investors Bancorp Market Value” means $17.69, adjusted if applicable as indicated in the last sentence of Section 10.01(j).

“Investors Bancorp Market Value” shall be the average of the daily closing sales prices of a share of Investors Bancorp Common Stock as reported on the Nasdaq for the five consecutive trading days immediately preceding the Determination Date.

If Investors Bancorp declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices of Investors Bancorp Common Stock shall be appropriately adjusted for the purposes of applying this Section 10.01(j).

Section 10.02  Effect of Termination.

(a)           In the event of termination of this Agreement pursuant to any provision of Section 10.01, this Agreement shall forthwith become void and have no further force, except that (i) the provisions of Sections 10.02, 11.01, 11.02, 11.04, 11.06, 11.09, 11.10, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

(b)           If this Agreement is terminated, expenses and damages of the Parties hereto shall be determined as follows:

(i)           Except as provided below, whether or not the Mergers are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(ii)           In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

(iii)           As a condition of Investor Bancorp’s willingness, and in order to induce Investors Bancorp to enter into this Agreement, and to reimburse Investors Bancorp for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, Roma Financial hereby agrees to pay Investors Bancorp, and Investors Bancorp shall be entitled to payment of a fee equal to $12,000,000 (the “Investors

Bancorp Fee”).  The Investors Bancorp Fee shall be paid within three business days after written demand for payment is made by Investors Bancorp, following the occurrence of any of the events set forth below:

(A)           Roma Financial terminates this Agreement pursuant to Section 10.01(i) or Investors Bancorp terminates this Agreement pursuant to Section 10.01(g); or

(B)           The entering into a definitive agreement by Roma Financial relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving Roma Financial within twelve months after the occurrence of any of the following: (i) the termination of the Agreement by Investors Bancorp pursuant to Section 10.01(b) or 10.01(c) because of, in either case, a willful breach by a Roma Party; or (ii) the failure of the shareholders of Roma Financial to approve this Agreement after the public disclosure or public awareness of an Acquisition Proposal.

(c)           The right of Investors Bancorp to receive payment of the Investors Bancorp Fee under Section 10.02(b)(iii) will constitute the sole and exclusive remedy of the Investors Parties against the Roma Parties and their respective officers and directors with respect to a termination under Section 10.02(b)(iii)(A) or (B).

(d)           Notwithstanding anything herein to the contrary, in the event that Investors Bank has obtained Regulatory Approval for the Roma Bank Merger, but Investors Bancorp has not, prior to the Termination Date, obtained approval from the FRB under commitments previously made by Investors Bancorp to the FRB, to issue the shares of Investors Bancorp Common Stock in the Mid-Tier Merger, or if at any time prior to the Termination Date the FRB informs Investors Bancorp in writing that its request for such approval is denied, then Investors Bancorp shall pay to Roma Financial an amount in cash equal to all out-of-pocket costs and expenses of the Roma Parties, including, without limitation, reasonable legal, accounting and investment banking fees and expenses incurred by the Roma Parties in connection with entering into this Agreement and carrying out an act contemplated hereunder, up to a maximum of $2 million, provided, however, that this paragraph shall not be construed to relieve or release the Investors Parties from any additional liabilities or damages arising out of its willful breach of any provision of this Agreement.

Section 10.03  Amendment, Extension and Waiver.

Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the shareholders of Roma Financial), the Parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the shareholders of Roma Financial, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount, value or changes the form of consideration to be delivered to Roma Financial’s shareholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE XI
MISCELLANEOUS

Section 11.01  Confidentiality.

Except as specifically set forth herein, Investors Bancorp and Roma Financial mutually agree to be bound by the terms of the confidentiality agreement dated November 26, 2012 (the “Confidentiality Agreement”) previously executed by the Parties hereto, which Confidentiality Agreement is hereby incorporated herein by reference. The Parties hereto agree that such Confidentiality Agreement shall continue in accordance with its respective terms, notwithstanding the termination of this Agreement.

Section 11.02  Public Announcements.

Roma Financial and Investors Bancorp shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither the Roma Parties nor the Investors Parties shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release, public announcement or communication has been mutually agreed upon by the Parties hereto. Notwithstanding the foregoing, a party may, without the prior consent of the other party (but after prior consultation with the other party), issue such press release or public disclosure as may upon the advice of counsel be required by law or the rules and regulations of the applicable exchange, as the case may be.

Section 11.03  Survival.

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

Section 11.04  Notices.

All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery or mailed by prepaid registered or certified mail (return receipt requested) or by recognized overnight courier addressed as follows:

(a)   If to Investors to:

Investors Bancorp, Inc.
101 JFK Parkway
Short Hills, New Jersey 07078
Attn:       Kevin Cummings
President and Chief Executive Officer
Fax: (973) 924-5192

with a copy to:

Luse Gorman Pomerenk & Schick
5335 Wisconsin Avenue, NW
Suite 780
Washington, DC 20016
Attn:       John J. Gorman, Esq.
Marc Levy, Esq.
Fax: (202) 362-2902

(b)   If to Roma to:

Roma Financial Corporation
2300 Route 3
Robbinsville, New Jersey 08691
Attn: Peter A. Inverso
President and Chief Executive Officer
Fax: (609)        -

with a copy to:

Spidi & Fisch, PC
1227 25th Street, N.W.
Suite 200 West
Washington, DC 20037
Attn: Richard Fisch, Esq.
        Fax: (202) 434-4661

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given: (a) as of the date delivered by hand; (b) three (3) business days after being delivered to the U.S. mail, postage prepaid; or (c) one (1) business day after being delivered to the overnight courier.

Section 11.05  Parties in Interest.

This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party.  Except  for the provisions of Article II and Sections 6.08 and 6.10, following the Effective Time, nothing in this Agreement, express or implied, is intended to confer upon any person, other than the Parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 11.06  Complete Agreement.

This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreement, contains the entire agreement and understanding of the Parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the Parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreement) between the Parties, both written and oral, with respect to its subject matter.

Section 11.07  Counterparts.

This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.  A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.

Section 11.08  Severability.

In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the Parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 11.09  Governing Law.

This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, without regard to the conflict of law principles thereof, except to the extent that Federal law applies. Each of the Parties hereto (a) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery, New Castle County, or if that court does not have jurisdiction, a federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, and (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. To the extent permitted by applicable law, any Party hereto may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 11.04. Nothing in this Section 11.09, however, shall affect the right of any Party to serve legal process in any other manner permitted by law. EACH OF THE INVESTORS PARTIES AND THE ROMA PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.10  Interpretation.

When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated.  The recitals hereto constitute an integral part of this Agreement.  References to Sections include subsections, which are part of the related Section.  The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 11.11  Specific Performance; Jurisdiction.

The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Each Party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching Party shall be entitled to seek (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach.  Each party agrees that it will not seek and will agree to waive any requirement for the securing or posting of a bond in connection with the other Party’s seeking or obtaining such injunctive relief.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

INVESTORS BANK

/s/ Kevin Cummings
By: Kevin Cummings, President and Chief Executive Officer

INVESTORS BANCORP, INC.

/s/ Kevin Cummings
By: Kevin Cummings, President and Chief Executive Officer

INVESTORS BANCORP, MHC

/s/ Kevin Cummings
By: Kevin Cummings, President and Chief Executive Officer

ROMA BANK

/s/ Peter A. Inverso
By: Peter A. Inverso, President and Chief Executive Officer

ROMA FINANCIAL CORPORATION

/s/ Peter A. Inverso
By: Peter A. Inverso, President and Chief Executive Officer

ROMA FINANCIAL CORPORATION, MHC

/s/ Peter A. Inverso
By: Peter A. Inverso, President and Chief Executive Officer

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